Exhibit 10.10

CREDIT AGREEMENT

among

U.S. BANK NATIONAL ASSOCIATION

and the Other Lenders Party Hereto,

as Lenders;

TRIPWIRE, INC.,

as Borrower;

and

U.S. BANK NATIONAL ASSOCIATION,

as Sole Book Runner, Lead Arranger, Administrative Agent, and Collateral Agent.

Dated as of October 21, 2010

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Schedule 3.1	Commitments of the Lenders

Schedule 8.9	Existing Subsidiaries

Schedule 8.11	Litigation Matters

Schedule 8.17	Existing Shareholders

Schedule 11.3(h)	Guarantees

Schedule 11.4(b)	Liens

Schedule 13.1	Assignment and Assumption Agreement

Schedule 15.8	Addresses for Notices

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CREDIT AGREEMENT

This Credit Agreement (the “Agreement”) is entered into as of October 21, 2010, between and among TRIPWIRE, INC., a Delaware corporation (“Tripwire”); U.S. BANK NATIONAL ASSOCIATION and the other lenders from time to time party to this Agreement (individually a “Lender” and collectively the “Lenders”); and U.S. BANK NATIONAL ASSOCIATION (the “Administrative Agent”).

RECITALS

A. Tripwire has requested the Lenders to provide Tripwire with a $25,000,000 revolving credit facility. The proceeds of that credit facility will be used for Permitted Acquisitions and for other corporate purposes in the ordinary course of Tripwire’s business.

B. The Lenders are willing to provide the revolving credit facility requested by Tripwire, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Lenders, Tripwire, and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

“Accounting Changes” has the meaning specified in Section 1.2 of this Agreement.

“Acquired Person” has the meaning specified in Section 11.3(f) of this Agreement.

“Adjusted EBITDA” means, for the 12-month period ending on the measurement date in question, EBITDA during such period (a) plus, to the extent deducted or excluded in computing Net Income for such period, (i) non-cash stock-based compensation expense (net of any cash impact of any associated or related cash expenditure) of Tripwire during such period, (ii) non-cash charges relating to financings, (iii) non-cash currency translation adjustments, (iv) any extraordinary loss, and (v) any unusual non-cash charge or loss (net of any cash impact of any associated or related cash charge or loss), provided, however, that the aggregate, net amount of such charge or loss that may be included in the computation of Adjusted EBITDA shall not exceed $10,000,000 in any 12-month period, and (b) minus, to the extent added or included in computing Net Income for such period, (i) any extraordinary income or gain, (ii) any income or gain arising from any write-up of assets, and (iii) any income or gain resulting from non-cash currency translation adjustments.

“Adjustment Date” means November 1, 2010, and, thereafter, the first day of the first month following the date on which Tripwire delivers to the Administrative Agent the quarterly compliance certificates (and Leverage Ratio calculations) that Tripwire is required to deliver to the Administrative Agent pursuant to Section 9.14(b) of this Agreement.

“Administrative Agent” means U.S. Bank, or any successor thereto appointed in accordance with Section 14.8 of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.

“Agent Fee Letter” means the executed fee letter agreement between Tripwire and the Administrative Agent of even date herewith, as such letter agreement may be amended, extended, modified, renewed, or restated from time to time.

“Agent Parties” has the meaning specified in Section 15.19 of this Agreement.

“Aggregate Commitment” means the sum of the Commitments at the time in question of all of the Lenders. The initial amount of the Aggregate Commitment in effect on the Closing Date is $25,000,000.

“Agreement” means this Credit Agreement, as amended, extended, modified, renewed, or restated from time to time.

“Applicable Margin” has the following meaning:

(a) with reference to Loans, either (i) the amount specified in the column in the table below headed “LIBOR Rate Loan Applicable Margin,” or (ii) the amount specified in the column in the table below headed “Base Rate Loan Applicable Margin,” as applicable, that corresponds to the Leverage Ratio at the time in question;

(b) with reference to the Unused Commitment Amount, the amount specified in the column in the table below headed “Unused Commitment Amount Applicable Margin” that corresponds to the Leverage Ratio at the time in question; and

(c) with reference to the Letter of Credit Fee, the amount specified in the table below headed “Letter of Credit Applicable Margin” that corresponds to the Leverage Ratio at the time in question:

Leverage Ratio	LIBOR Rate Loan Applicable Margin	Base Rate Loan Applicable Margin	Unused Commitment Amount Applicable Margin	Letter of Credit Applicable Margin

Less than 1.00 to 1.00	1.50 percent	0.00 percent	0.25 percent	1.50 percent

Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.75 percent	0.25 percent	0.30 percent	1.75 percent

Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00 percent	0.50 percent	0.35 percent	2.00 percent

Greater than or equal to 2.00 to 1.00	2.25 percent	0.75 percent	0.40 percent	2.25 percent

The initial Applicable Margins on and after the Closing Date shall be those specified in the first tier of the table above (i.e., 1.50 percent, 0 percent, 0.25 percent, and 1.50 percent, respectively, with respect to LIBOR Rate Loans, Base Rate Loans, the Unused Commitment Amount, and Letters of Credit). Thereafter, the Leverage Ratio shall be computed on a quarterly basis and changes, if any, in the Applicable Margins resulting from subsequent increases or decreases in the Leverage Ratio shall become effective on each Adjustment Date. If Tripwire does not timely provide the Administrative Agent with the quarterly compliance certificate required pursuant to Section 9.14(b) of this Agreement, the Applicable Margins shall be the highest level specified above. Furthermore, if, as a result of any restatement of, or other adjustment to, the financial statements of Tripwire, or for any other reason, Tripwire or the Administrative Agent determines that (y) the Leverage Ratio calculated by Tripwire as of any Adjustment Date was inaccurate, and (z) a proper calculation of the Leverage Ratio would have resulted in a different Applicable Margin for the period in question, Tripwire, or Lenders, whichever is appropriate, immediately and retroactively shall be obligated to pay the other an amount equal to the difference between the amount of interest and fees that should have been paid for such period and the amount of interest and fees actually paid for such period. The Lenders’ acceptance of payment of such amounts will not constitute a waiver of any Default or Event of Default under this Agreement. Tripwire’s obligation to make a payment described in the second preceding sentence shall survive the termination of this Agreement and the repayment of all of the Obligations.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the eighth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment at such time. If the Commitments of each Lender to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have terminated (whether pursuant to Sections 3.8, 5.10, 5.11, or 12.2 of this Agreement (or otherwise)), or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Commitment of such Lender most recently in effect, giving effect to any assignments. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 3.1 to this Agreement, or in the Assignment and Assumption Agreement pursuant to which a Lender becomes a party to this Agreement, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity (or an Affiliate of an entity) that administers or manages a Lender.

“Assignment and Assumption Agreement” means an agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.1 of this Agreement) and accepted by the Agent, in substantially the form of Schedule 13.1 to this Agreement, or any other form approved by the Administrative Agent.

“Average Unused Commitment Amount” has the meaning specified in Section 3.7 of this Agreement.

“Base Rate” means, as of any date of determination, a rate of interest per annum equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus 50 Basis Points, or (c) the Daily LIBOR Rate in effect for such day and reset each Business Day plus 200 Basis Points. The Base Rate shall be reset daily on each Business Day.

“Base Rate Loans” means any Loan (or portion thereof) bearing interest at the Base Rate.

“Basis Point” means 1/100th of 1 percent.

“Borrower Materials” has the meaning specified in Section 15.18 of this Agreement.

“Borrowing Base Ratio” means, at the time in question, the ratio of (a) the sum of (i) cash of Tripwire and its Domestic Subsidiaries, (ii) Qualified Investments of Tripwire and its Domestic Subsidiaries, and (iii) 75 percent of the accounts receivable of Tripwire and its Domestic Subsidiaries to (b) the total amount of Funded Indebtedness.

“Business Day” means a day (a) on which banks are open for the conduct of all or substantially all of their business in Portland, Oregon, and New York, New York, (b) on which interbank transfers can be made on the Fedwire system, and (c) if such day relates to any LIBOR Rate Loan, a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Leases” means any agreement of a Person to lease or rent any property (whether real, personal, or mixed) that, in accordance with GAAP, should be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Management Agreements” means any agreement between U.S. Bank (or an Affiliate of U.S. Bank) and Tripwire (or an Affiliate of Tripwire) governing cash management services (including treasury services, depository services, overdraft services, credit or debit card services, electronic funds transfer services, automated clearinghouse services, and other cash management services and arrangements) provided by U.S. Bank (or an Affiliate of U.S. Bank) to Tripwire (or an Affiliate of Tripwire).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule, regulation, or treaty, or in the administration, interpretation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline, or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means that, except as specified in the proviso to this definition, at any time after the Closing Date the Existing Shareholders own less than 51 percent of the issued and outstanding Capital Stock of Tripwire; provided, however, that the change of Tripwire from a privately-owned company to a publicly-owned company following a public offering of the Capital Stock of Tripwire in accordance with applicable Law that results in the Existing Shareholders owning less than 51 percent of the Capital Stock of Tripwire shall not constitute a Change of Control if Existing Shareholders that owned at least 51 percent of the Capital Stock of Tripwire immediately before the conversion of Tripwire to a publicly-owned company are shareholders of Tripwire immediately after Tripwire’s conversion to a publicly-owned company. If Tripwire becomes a publicly-owned company, thereafter a Change of Control means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or group or its Subsidiaries, and any Person acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock of Tripwire that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35 percent or more of the Capital Stock of Tripwire entitled to vote for members of Tripwire’s board of directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the date on which all of the conditions precedent set forth in Section 2.1 of this Agreement have been satisfied, as determined by the Administrative Agent in its sole and absolute discretion (but in no event shall such date be later than October 31, 2010).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, as the same from time to time may be supplemented or amended and remain in effect.

“Collateral” means the personal property of Tripwire more particularly described in the Security Agreement and the personal property of the Domestic Subsidiaries more particularly described in the Subsidiary Security Agreements, and all products and proceeds of all such personal property.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Tripwire pursuant to this Agreement, and to participate in L/C Obligations, in an aggregate amount not to exceed the amount set forth beside such Lender’s name on Schedule 3.1 to this Agreement (or in an Assignment and Assumption Agreement to which such Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. The words “Controlling” and “Controlled” have meanings correlative to the word Control.

“Daily LIBOR Rate” means, as of any date of determination thereof, the average offered rate for deposits in Dollars for delivery of such deposits for a one-month period that appears on Reuters Screen LIBOR01 Page (or any successor thereto) as of 11:00 a.m., London time (or such other time as of which such rate appears), or the rate for such deposits determined by the Administrative Agent at such time based on such other published service of general application as shall be selected by the Administrative Agent in its reasonable discretion for such purpose.

“Debtor Relief Laws” means the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, or other applicable jurisdictions, from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or occurrence that with the giving of notice, or the passage of time, or both, would constitute an Event of Default.

“Default Interest Rate” means a rate of interest equal to 200 Basis Points per annum in excess of the rate or rates of interest in effect immediately before the occurrence of the Event of Default that resulted in the invocation of the Default Interest Rate (which will include any subsequent fluctuation in the Base Rate). When no specific rate is then in effect, the Default Interest Rate will equal the Base Rate plus (a) the Applicable Margin and (b) 200 Basis Points per annum.

“Defaulting Lender” means any Lender that, as determined by the Administrative Agent in its reasonable discretion, (a) has failed to perform any of its funding obligations under this Agreement, including in respect of any Loan or a participation in any L/C Obligation, within three Business Days of the date required to be funded by such Lender under this Agreement, (b) has notified Tripwire or the Administrative Agent that such Lender does not intend to comply with such Lender’s funding obligations, or has made a public statement to that effect with respect to its funding obligations, under this Agreement or under other agreements in which such Lender commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that such Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of such Lender’s business, or (iii) taken any action in furtherance of, or indicated such Lender’s consent to, approval of, or acquiescence in, any such proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority.

“Dollars” (or “$”) means lawful money of the United States at the time in question.

“Domestic Subsidiary” means a Subsidiary of Tripwire organized under the laws of any state in the United States.

“Earn-Out Obligations” means any unsecured obligations of Tripwire, or any Subsidiary of Tripwire, arising in connection with any Permitted Acquisition to the seller therein and the payment of which is dependent on the future earnings or performance of the assets or business acquired by Tripwire (or any Subsidiary of Tripwire) in such Permitted Acquisition; provided, that all Earn-Out Obligations will be in a form satisfactory to the Administrative Agent in its reasonable discretion.

“EBITDA” means, for the 12-month period ending on the measurement date in question, an amount equal to Net Income for such period, plus the following, to the extent deducted or excluded in computing such Net Income, (a) Interest Expense of Tripwire and its Subsidiaries, (b) income tax expense of Tripwire and its Subsidiaries, (c) depreciation expense of Tripwire and its Subsidiaries, and (d) amortization expense of Tripwire and its Subsidiaries, in each case, as determined in accordance with GAAP.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, Tripwire (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Tripwire, or any of Tripwire’s Affiliates or Subsidiaries, (y) any competitor of Tripwire, or (z) any natural person.

“Environmental Laws” means any and all applicable federal, state, and local environmental, health, or safety statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation, and removal of emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such Hazardous Materials.

“ERISA” means The Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as the same from time to time may be supplemented or amended and remain in effect.

“Event of Default” has the meaning specified in Section 12.1 of this Agreement.

“Existing Shareholders” has the meaning specified in Section 8.17 of this Agreement.

“Federal Funds Rate” means, for any day, the rate equal to the weighted average of (a) the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as such weighted average is published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for such Business Day, quotations received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Each determination by the Administrative Agent of the Federal Funds Rate shall be conclusive, in the absence of manifest error.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Tripwire is resident for tax purposes. For purposes of this definition, the United States of America, each state thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary of Tripwire organized under the Laws of a country other than the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, without duplication (a) all Indebtedness of Tripwire and its Subsidiaries for borrowed money, (b) all purchase money Indebtedness of Tripwire and its Subsidiaries, including, without limitation, the principal portion of all obligations under Capital Leases, (c) all obligations of Tripwire and its Subsidiaries under Guarantees with respect to Indebtedness of another Person described in clauses (a) and (b) above, (d) the maximum available amount of all Letters of Credit issued for the account of Tripwire (as determined in accordance with Section 4.5 of this Agreement), (e) all Indebtedness described in clauses (a) and (b) above of another Person secured by a Lien on any property of Tripwire (or any Subsidiary of Tripwire), whether or not such Indebtedness has been assumed, and (f) the attributed principal amount under any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product to which Tripwire (or any Subsidiary of Tripwire) is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Funding Date” means the Business Day on which any Loan is made (or is to be made), or any Letter of Credit is issued (or is to be issued).

“GAAP” means the generally accepted accounting principles issued by the American Institute of Certified Public Accountants (or any successor organization) in effect in the United States at the time of application to the provisions of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including organizations such as the European Union or the European Central Bank).

“Guarantees” means, all guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), or other contingent or surety liabilities with respect to obligations of others, whether or not reflected on the balance sheet of Tripwire, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well, or otherwise), through the purchase of goods, supplies, or services, or by way of stock purchase, capital contribution, advance, or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

“Hazardous Material” means any substance (a) the presence of which requires notification, removal, or remediation under any Environmental Law; (b) that is or becomes defined as a “hazardous waste,” “hazardous material,” or “hazardous substance” under any present or future Environmental Law, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law; or (d) without limitation, that contains gasoline, diesel fuel, or other petroleum products, asbestos, or polychlorinated biphenyls.

“Hedging Agreements” means, with respect to any Person, any agreement entered into that is designed to protect such Person against fluctuations in interest rates, commodity prices, or currency values, including, without limitation, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate insurance agreement, or similar arrangement between such Person and one or more counterparties, any foreign exchange statement, currency protection agreement, currency swap agreement, or other interest rate, commodity, or exchange rate hedging agreements.

“Impacted Lender” means any Lender as to which (a) the Issuing Bank has a good faith belief that the Lender has defaulted in fulfilling such Lender’s obligations under one or more other syndicated credit facilities, or (b) an entity that controls such Lender has been deemed insolvent, or is the subject of a proceeding under any Debtor Relief Law.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit, and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations secured by any Lien on property owned or acquired by Tripwire, whether or not the obligations secured thereby shall have been assumed, (d) that portion of all obligations arising under leases that is required to be capitalized on the balance sheet of Tripwire, (e) all Guarantees, (f) all obligations of Tripwire under or in respect of Hedging

Agreements, (g) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by Tripwire, and (h) all other obligations that, in accordance with GAAP, should be included as a liability on the balance sheet of Tripwire.

“Indemnified Taxes” has the meaning specified in Section 6.1 of this Agreement.

“Indemnitee” has the meaning specified in Section 15.11 of this Agreement.

“Information” has the meaning specified in Section 15.25 of this Agreement.

“Interest Expense” means, with respect to any measurement period in question, the sum (without duplication, and in each case eliminating all offsetting debits and credits between Tripwire and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Tripwire and its Subsidiaries in accordance with GAAP) of the following: (a) all interest expense in respect of Indebtedness of Tripwire and its Subsidiaries (including imputed interest on obligations of Tripwire and its Subsidiaries under Capital Leases) deducted in determining Net Income for such period, and (b) all debt discount and expense amortized, or required to be amortized, in the determination of Net Income for such period.

“Interest Period” means, with respect to each LIBOR Rate Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Rate Loan and ending one, two, three, or six months thereafter (as Tripwire may elect in the applicable Notice of Borrowing or Conversion), provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that otherwise would end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) any Interest Period that otherwise would end after the Maturity Date shall end on the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person, whether or not constituting a business unit or product line.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means U.S. Bank (and any Successor or assign thereof) in its capacity as issuer of Letters of Credit under this Agreement.

“Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus, without duplication, the aggregate amount of all Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 4.5 of this Agreement. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount still may be drawn under such Letter of Credit by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means (a) the banks and other institutions listed on Schedule 3.1 of this Agreement, and any Successor of any of them, to the extent they continue to be holders of all or any portion of the Loans, and (b) any Eligible Assignee that subsequently becomes the holder of all or any portion of the Loans and a party to this Agreement in accordance with the terms of this Agreement.

“Letter of Credit” and “Letters of Credit” have the meaning specified in Section 4.1 of this Agreement.

“Letter of Credit Commitment” has the meaning specified in Section 4.2 of this Agreement.

“Letter of Credit Fee” has the meaning specified in Section 4.6 of this Agreement.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 4.1 of this Agreement, and includes any amendments, extensions, modifications, renewals, or restatements thereof.

“Leverage Ratio” means, for the 12-month periods ending on September 30, 2010, and the last day of each calendar quarter thereafter, the ratio of (a) Funded Indebtedness as of the end of the 12-month period in question to (b) Adjusted EBITDA during such period.

“LIBOR Rate” means the rate quoted by the Administrative Agent from Reuters Screen LIBOR01 Page, or any successor thereto (which shall be the LIBOR rate in effect with respect to the Interest Period in question two Business Days prior to the Funding Date), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.

“LIBOR Rate Loan” means any Loan (or portion thereof) bearing interest at a rate determined with reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, attachment, garnishment, execution, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement, transfer intended as security (including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), or other voluntary or involuntary lien or charge upon (or affecting the revenues of) any real property or personal property.

“Loan” and “Loans” have the meanings specified in Section 3.1 of this Agreement.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Reimbursement Agreement, the Security Documents, the Subsidiary Guaranties, and any other documents executed by Tripwire or any of its Subsidiaries in favor of the Administrative Agent, the Lenders, or the Issuing Bank in relation to the Loans or the Letters of Credit, whether prior to or contemporaneously with this Agreement, or after the Closing Date, and all amendments, extensions, modifications, renewals, and restatements thereof.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, or financial condition of Tripwire, (b) a material impairment of the ability of Tripwire to pay or perform its obligations under the Loan Documents in accordance with the terms thereof, (c) a material impairment of all or any material portion of the Collateral, the Lenders’ Liens against the Collateral, or the priority of such Liens, or (d) a material impairment of the Lenders’ rights and remedies under the Loan Documents.

“Maturity Date” has the meaning specified in Section 3.8 of this Agreement.

“Net Income” means, for any 12-month period in question, the net income of Tripwire and its Subsidiaries for such period, determined in accordance with GAAP.

“Notes” has the meaning specified in Section 3.4 of this Agreement, and all amendments, extensions, modifications, renewals, and restatements thereof.

“Notice of Borrowing or Conversion” means a notice in form and content satisfactory to the Administrative Agent in its reasonable discretion signed by the Responsible Officer and given by Tripwire to the Administrative Agent to request a Loan.

“Obligations” means all of Tripwire’s obligations to the Administrative Agent, the Lenders, and the Issuing Bank pursuant to (a) the Loan Documents, (b) any Hedging Agreement with U.S. Bank (or any Affiliate of U.S. Bank), and (c) all Cash Management Agreements.

“Other Taxes” means all present or future stamp or documentary taxes, or any other excise or property taxes, charges, or similar levies arising from any payment made under this Agreement, or under any other Loan Document, or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 13.3 of this Agreement.

“Patriot Act” has the meaning specified in Section 15.26 of this Agreement, and includes any amendments thereof.

“PBGC” means The Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any acquisition by Tripwire (or, to the extent permitted in this Agreement, a Subsidiary of Tripwire), whether by purchase, merger, or otherwise, of all or substantially all of the assets of or the Capital Stock of, or a business line or unit or a division of, any Person, provided that:

(a) immediately prior to, and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would result from such transaction;

(b) such acquisition shall be consummated in accordance with all applicable Laws and the agreements between the parties to the transaction;

(c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Tripwire in connection with such acquisition, shall be owned directly or indirectly 100 percent by Tripwire (except to the extent otherwise required by applicable Laws), and Tripwire shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Tripwire, each of the actions required by Sections 9.19, 9.20, and 9.21 of this Agreement, as applicable;

(d) Tripwire shall be in compliance with the financial covenants set forth in Section 10.1 and Section 10.2 of this Agreement on a Pro Forma Basis;

(e) Tripwire shall have delivered to the Administrative Agent at least 10 Business Days prior to such proposed acquisition, (i) a compliance certificate evidencing compliance with clause (d) above and clause (g) below, (ii) all relevant financial information with respect to such proposed acquisition, including, without limitation, the aggregate consideration for such acquisition, and (iii) a revised financial projection for Tripwire giving effect to the proposed acquisition (such revised projection to be accompanied by a certificate of a Responsible Officer stating that such revised projection is based on estimates, information, and assumptions set forth therein and otherwise believed by such Responsible Officer to be reasonable at such time (it being recognized that such revised projection relates to future events and is not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projection by a material amount));

(f) any Person or assets acquired in the proposed transaction shall be in substantially the same business or lines of business in which Tripwire and its Subsidiaries are engaged at the time of such acquisition; and

(g) the total consideration paid by Tripwire (or a Subsidiary of Tripwire) in connection with Permitted Acquisitions (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by Tripwire, or any of its Subsidiaries, following such acquisitions) shall not exceed $20,000,000 in any calendar year.

For the avoidance of doubt, U.S. Bank hereby acknowledges and agrees that, for purposes of this Agreement, any Permitted Acquisition is a transaction in the ordinary course of Tripwire’s business.

“Permitted Liens” has the meaning specified in Section 11.4 of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which is subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code and is maintained by Tripwire or any Affiliate of Tripwire.

“Platform” has the meaning specified in Section 15.18 of this Agreement.

“Prime Rate” means the rate of interest publicly announced from time to time by the Administrative Agent as its “prime rate,” or “reference rate.” The Prime Rate is not necessarily the lowest rate of interest that the Administrative Agent charges or collects from any borrower, or class of borrowers. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any proposed transaction that Tripwire contends would be a Permitted Acquisition, that:

(a) for purposes of determining whether Tripwire would be in compliance with the financial covenant set forth in Section 10.1 of this Agreement following the closing of the proposed transaction, such covenant shall be calculated as of the date on which such transaction is scheduled to occur, which calculation shall be based upon the actual Borrowing Base Ratio as of the last day of the month immediately preceding the closing date of the proposed transaction, as adjusted based upon Tripwire’s best reasonable estimate of (i) actual changes that will occur in the components of the Borrowing Base Ratio from the last day of such month to the closing date of the proposed transaction, and (ii) the projected effect of the closing of the proposed transaction on the components of the Borrowing Base Ratio immediately prior to such closing; and

(b) for purposes of determining whether Tripwire would be in compliance with the financial covenant set forth in Section 10.2 of this Agreement following the closing of the proposed transaction, such covenant shall be calculated for the 12-month period ending on the last day of the calendar quarter preceding the closing of the proposed transaction and such transaction shall be deemed to have occurred as of the first day of such 12-month period.

With respect to any Permitted Acquisition, financial statement items attributable to the Person or property acquired relating to any period applicable to the calculation described in items (a) and (b) above shall be included in such calculation to the extent (y) such items are not otherwise included in the financial statements for Tripwire and its Subsidiaries in accordance with GAAP, or in accordance with any defined terms set forth in Section 1.1 of this Agreement, and (z) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent.

“Prohibited Transaction” means any “prohibited transaction” as defined in Section 406 of ERISA and Section 4975 of the Code for which an exemption is not available.

“Public Lender” has the meaning specified in Section 15.18 of this Agreement.

“Qualified Investments” means, subject to the limitations specified in the last sentence of this definition:

(a) any evidence of Indebtedness issued by, or directly and fully guaranteed or insured by, the United States of America, or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support of such Indebtedness;

(b) certificates of deposit, savings accounts, and money market accounts of or with a financial institution that is a member of the Federal Reserve System and that is a financially sound institution with combined capital and surplus of at least $500,000,000, as determined by the Administrative Agent in its reasonable discretion;

(c) commercial paper issued by an entity (other than Tripwire, or an Affiliate of Tripwire) organized under the laws of any state of the United States of America or the District of Columbia, and rated at least A-2 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or at least P-2 by Moody’s Investors Service, Inc.;

(d) corporate bonds issued by an entity (other than Tripwire, or an Affiliate of Tripwire) organized under the laws of any state of the United States or the District of Columbia and rated at least BBB+ by Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc., or at least Baa1 by Moody’s Investor’s Service, Inc.;

(e) money market funds acceptable to the Administrative Agent in its reasonable discretion invested in assets of the type described in clause (a) above; and

(f) mutual funds acceptable to the Administrative Agent in its reasonable discretion invested in equities, investment grade bonds and commercial paper, and similar assets.

Notwithstanding anything in the preceding portion of the definition of the term Qualified Investments to the contrary, (y) no item described in clauses (a) through (f) above with a maturity of more than three years is a Qualified Investment, and (z) to the extent that Tripwire’s investment in any entity (including any fund) specified in clauses (b) through (f) above exceeds 20 percent of Tripwire’s total investments of the type set forth above, such excess amount shall not constitute a Qualified Investment.

“Register” has the meaning specified in Section 13.2 of this Agreement.

“Reimbursement Obligation” has the meaning specified in Section 4.10 of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of the date of determination, two or more Lenders having more than 50 percent of the Aggregate Commitment, provided, however, that if there is only one Lender party to this Agreement, then such single Lender shall constitute the Required Lenders hereunder. If the Commitments have expired or have been terminated by the Lenders, Required Lenders means Lenders (or a Lender, if applicable) holding in the aggregate more than 50 percent of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition). The Commitment of, and the portion of the Total Outstandings held (or deemed held) by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Amount” has the meaning specified in Section 5.23(c) of this Agreement.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, VP Finance, or Treasurer of Tripwire (or any other officer or employee of Tripwire who by written notice to the Administrative Agent is designated by any of the above-named officers to sign Notices of Borrowing or Conversion, or to request Loans and Letters of Credit pursuant to the terms of this Agreement).

“Restricted Payment” means any dividend, distribution, loan, advance, guaranty, extension of credit, or other payment, whether in cash or property to or for the benefit of any Person that owns any Capital Stock of Tripwire, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement, or other acquisition for value of any Capital Stock of Tripwire, whether now or hereafter outstanding, or of any options, warrants, or similar rights to purchase such Capital Stock, or any security convertible into or exchangeable for such Capital Stock.

“Revolving Credit Facility” has the meaning specified in Section 3.3 of this Agreement.

“Security Agreement” has the meaning specified in Section 7.1 of this Agreement, and includes all amendments, extensions, modifications, renewals, and restatements thereof.

“Security Documents” means the Security Agreement, all Stock Pledge Agreements, and all Subsidiary Security Agreements, and all amendments, extensions, modifications, renewals, or restatements thereof.

“Stock Pledge Agreement” has the meaning specified in Section 7.2 of this Agreement, and includes all amendments, extensions, modifications, renewals, and restatements thereof.

“Subsidiary” of a Person means any corporation, association, partnership, or other business entity of which more than 50 percent of the outstanding Capital Stock having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of a board of directors or Persons performing similar functions (or, if there are no such directors or Person, having general voting power) of such entity (irrespective of whether or not at the time Capital Stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person.

“Subsidiary Guaranty” has the meaning specified in Section 9.20 of this Agreement, and includes all amendments, extensions, modifications, renewals, and restatements thereof.

“Subsidiary Security Agreement” has the meaning specified in Section 9.19 of this Agreement, and includes all amendments, extensions, modifications, renewals, and restatements thereof.

“Successor” means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets or stock of the predecessor.

“SVB” has the meaning specified in Section 2.1(a)(v) of this Agreement and includes any Successor or permitted assign thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Total Outstandings” means, at the time in question, the aggregate outstanding principal balance of (a) the Loans, and (b) the L/C Obligations.

“Tripwire” means Tripwire, Inc., and any Successor thereof.

“Tripwire Japan KK” means Tripwire Japan Kabushiki Kaisha, a Japanese corporation.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“Unreimbursed Amount” has the meaning specified in Section 4.13 of this Agreement.

“U.S. Bank” means U.S. Bank National Association and any Successor or assign thereof.

1.2 Accounting Terms and Determinations. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared on a consolidated basis in accordance with GAAP. In the event that any Accounting Change (as that term is defined below) shall occur and such change results in a material change in the resulting financial covenants, standards, or terms in this Agreement, then Tripwire and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Tripwire’s financial condition shall be the same after such Accounting Changes as they would be if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Tripwire, the Administrative Agent, and the Required Lenders, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. As used in this Agreement, the term “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission or any regulator of financial institutions or financial institution holding companies.

1.3 Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth in this Agreement), (b) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,”

“hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references in this Agreement to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to this Agreement, (e) any reference to Law or regulation in this Agreement shall, unless otherwise specified, refer to such Law or regulation as amended, modified, or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

1.4 Incorporation of Recitals. The Recitals to this Agreement hereby are incorporated into this Agreement and constitute a part of this Agreement.

ARTICLE II

CONDITIONS OF LENDING

2.1 Conditions Precedent. The obligations of the Lenders and the Issuing Bank to make the Loans and to issue Letters of Credit are subject to the satisfaction of each and all of the following conditions precedent on or before the Closing Date:

(a) the Administrative Agent shall have received the following agreements, documents, certificates, and opinions in form and substance satisfactory to the Administrative Agent and the Lenders in their reasonable discretion and, where applicable, duly executed and delivered by the parties thereto:

(i) this Agreement;

(ii) the Notes;

(iii) the Security Agreement;

(iv) the Stock Pledge Agreement;

(v) evidence satisfactory to the Administrative Agent in its reasonable discretion that (i) Silicon Valley Bank (“SVB”) or Tripwire has terminated all lending commitments of SVB to Tripwire, and (ii)(A) SVB has terminated SVB’s Liens against the Collateral, or (B) SVB has authorized Tripwire and the Administrative Agent to terminate SVB’s Liens against the Collateral, subject only to conditions, if any, satisfactory to the Administrative Agent in its reasonable discretion;

(vi) the articles of incorporation and bylaws of Tripwire, and all amendments and supplements thereto, certified by the Secretary of Tripwire as being a true, complete, and correct copy thereof;

(vii) a certificate of the Secretary or an Assistant Secretary of Tripwire with respect to resolutions of the directors of Tripwire authorizing the execution and delivery of the Loan Documents and identifying the officer or officers authorized to execute, deliver, and take all other actions required under this Agreement, and providing specimen signatures of such officer or officers;

(viii) a certificate of the Delaware Secretary of State as of a recent date indicating that Tripwire is duly organized and formed, and is validly existing and in good standing in Delaware;

(ix) a written opinion of counsel to Tripwire covering such matters relating to Tripwire, the Loan Documents, the Loans, the Letters of Credit, and the Collateral as the Administrative Agent reasonably may require; and

(x) such other documents, instruments, opinions, and certificates that the Administrative Agent reasonably may deem necessary or appropriate;

(b) all necessary filings and recordings against the Collateral shall have been completed and the Administrative Agent’s liens on the Collateral shall have been perfected, as contemplated by this Agreement and the Security Agreement;

(c) Tripwire shall have reimbursed (or shall be irrevocably committed to reimburse) the Administrative Agent for reasonable attorneys’ fees and out-of-pocket costs incurred by the Administrative Agent through the Closing Date in connection with the inspection of the Collateral and the negotiation and preparation of this Agreement and the other Loan Documents;

(d) Tripwire shall have delivered the Initial Financial Statement to the Lenders and the Lenders shall have determined, in their reasonable discretion, that the financial condition of Tripwire reflected in the Initial Financial Statement is acceptable to the Lenders;

(e) Tripwire shall have paid to the Administrative Agent any fees then owed pursuant to the Agent Fee Letter;

(f) no litigation, arbitration, proceeding, or investigation shall be pending or threatened that questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction, or damages in connection therewith, or which, in the reasonable judgment of the Administrative Agent or the Lenders, reasonably could be expected to adversely affect the transactions contemplated hereby, or have a Material Adverse Effect;

(g) the Administrative Agent in its reasonable discretion shall have determined that no Material Adverse Effect has occurred;

(h) the Administrative Agent shall have received a written certification of a Responsible Officer that the representations and warranties of Tripwire set forth in Article VIII of this Agreement are accurate as of the Closing Date and that no Default or Event of Default exists (or would result from the funding of the initial Loan); and

(i) the Administrative Agent and the Lenders shall have received such other statements, opinions, certificates, documents, and information with respect to the business, assets, financial condition, and prospects of Tripwire that the Administrative Agent and the Lenders reasonably may request.

If Tripwire fails to satisfy any of the above referenced conditions precedent by the Closing Date, and such conditions are not waived or deferred (in writing) by the Administrative Agent in its sole and absolute discretion, this Agreement shall not become effective.

2.2 Ongoing Conditions. Following the Closing Date, the obligations of the Lenders and the Issuing Bank to make Loans and to issue Letters of Credit are subject to the following conditions:

(a) in the case of a Loan, timely receipt by the Administrative Agent of a Notice of Borrowing or Conversion;

(b) in the case of a Letter of Credit, (i) delivery by Tripwire to the Issuing Bank of the executed Letter of Credit Reimbursement Agreement, and (ii) timely receipt by the Issuing Bank of the written request described in Section 4.3 of this Agreement;

(c) the Total Outstandings do not (and, after giving effect to any requested Loan or Letter of Credit, will not) exceed the limitations set forth in this Agreement;

(d) the representations and warranties contained in Article VIII of this Agreement shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion, and on the effective date of the making of each Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(e) no Default or Event of Default shall have occurred and be continuing at the time of, and immediately after, the making of such requested Loan.

The making of each Loan (or issuance of each Letter of Credit) shall be deemed to be a representation and warranty by Tripwire on the date of the making, continuation, or conversion of such Loan (or issuance of such Letter of Credit) as to the accuracy of the facts referred to in subsection (d) of this Section 2.2 of this Agreement and of the satisfaction of all of the conditions set forth in this Section 2.2 of this Agreement.

ARTICLE III

THE WORKING CAPITAL CREDIT FACILITY

3.1 Loans. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and covenants of Tripwire in this Agreement, the Lenders agree to make loans and advances of credit to Tripwire in accordance with the Lenders’ Applicable Percentages at Tripwire’s request from time to time after the Closing Date and prior to the Maturity Date (each of which loans and advances is referred to in this Agreement as a “Loan,” and all of which are referred to in this Agreement collectively as the

“Loans”). The Lenders’ Commitments and Applicable Percentages are set forth in Schedule 3.1 to this Agreement (as such schedule may be modified or amended from time to time in accordance with this Agreement).

3.2 Maximum Aggregate Commitment. The maximum amount of Loans that may be outstanding to Tripwire under the Revolving Credit Facility at any time (after giving effect to all requested and outstanding Loans) is the Aggregate Commitment at the time in question minus the total amount of L/C Obligations at the time in question. If the amount outstanding with respect to the Revolving Credit Facility at any time exceeds the amount specified in the preceding sentence, Tripwire within one Business Day shall pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable Percentages) an amount equal to such excess (and Tripwire’s failure to make such payment shall constitute an Event of Default).

3.3 Use of Loan Proceeds. Funds advanced under the credit facility governed by this Article III of this Agreement (which credit facility is referred to in this Agreement as the “Revolving Credit Facility”) shall be used by Tripwire for general corporate purposes in the ordinary course of Tripwire’s business.

3.4 The Notes. Contemporaneously with the execution of this Agreement, Tripwire shall execute and deliver to the Lenders promissory notes (the “Notes”) in substantially identical form that are satisfactory to the Lenders in their reasonable discretion. Each Note shall be in the amount of the respective Lender’s Commitment. The Loans shall be evidenced by the Notes and shall be repaid by Tripwire in accordance with the Notes and the other Loan Documents.

3.5 Interest Options and Rates in Respect of the Revolving Credit Facility. The Loans shall bear interest at either (a) the Base Rate plus the Applicable Margin, or (b) the LIBOR Rate plus the Applicable Margin, as selected by Tripwire (or determined) in accordance with this Agreement.

3.6 Revolving Nature of the Revolving Credit Facility. The Revolving Credit Facility is a revolving credit facility. Therefore, subject to the terms and conditions of this Agreement, Tripwire may pay, repay, and reborrow amounts under that credit facility.

3.7 The Average Unused Commitment Fee. On the first Business Day of each calendar quarter and on the Maturity Date, Tripwire shall pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable Percentages) a fee equal to the Average Unused Commitment Amount for the immediately preceding calendar quarter (or portion thereof) multiplied by the Applicable Margin per annum (pro rated to take into account the fact that this fee is paid quarterly by Tripwire). As used in this Agreement, the term “Average Unused Commitment Amount” means the average of the difference on each day in the immediately preceding calendar quarter (or, in the case of the fee payable on the Maturity Date, on each day after the end of the prior calendar quarter through the Maturity Date) between (a) the Aggregate Commitment and (b) the Total Outstandings.

3.8 Maturity Date of the Revolving Credit Facility. On the earlier of (a) October 21, 2013, or (b) acceleration of the Obligations and termination of the Commitments pursuant to Section 12.2 of this Agreement following an Event of Default under this Agreement, the Lenders’ Commitments to extend credit to Tripwire pursuant to the Revolving Credit Facility shall terminate. The earlier of the dates specified in the preceding sentence of this Agreement is referred to in this Agreement as the “Maturity Date.” On the Maturity Date, Tripwire shall be obligated to pay in full the entire balance of principal, interest, and fees owed pursuant to the Notes and the other Loan Documents.

3.9 No Borrowing Under the Revolving Credit Facility During the Pendency of an Event of Default. Tripwire shall not be entitled to borrow under the Revolving Credit Facility at any time that a Default or an Event of Default exists, unless such Default or Event of Default has been waived in writing in accordance with Section 15.1 of this Agreement.

3.10 Additional Revolving Loan Commitment. Prior to the Maturity Date and upon at least 30 days’ prior, written notice to the Administrative Agent (which notice promptly shall be transmitted by the Administrative Agent to each Lender), Tripwire shall have the right, subject to the terms and conditions set forth below, to increase the amount of the Aggregate Commitment, provided that:

(a) no Default or Event of Default shall exist at the time of the request for the proposed increase in the Aggregate Commitment;

(b) such increase must be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 above such amount;

(c) the Aggregate Commitment shall not be increased to an amount greater than $35,000,000;

(d) no individual Lender’s Commitment may be increased without such Lender’s prior, written consent (which consent may be withheld by such Lender in its sole and absolute discretion);

(e) Tripwire shall execute and deliver such Notes as are necessary to reflect the increase in the Aggregate Commitment;

(f) Schedule 3.1 of this Agreement shall be amended to reflect the revised Aggregate Commitment and the revised Commitments of the Lenders; and

(g) if any Loans are outstanding at the time of the increase in the Aggregate Commitment, Tripwire will prepay (provided that any such prepayment shall be subject to Section 6.12 of this Agreement) one or more existing Loans in an amount necessary such that, after giving effect to the increase in the Aggregate Commitment, each Lender will hold its Applicable Percentage (based on its share of the revised Aggregate Commitment) of outstanding Loans.

Any permitted increase in the Aggregate Commitment shall apply, at the option of Tripwire, to (y) the Commitment of one or more existing Lenders, provided that any Lender whose Commitment is proposed to be increased must consent in writing to such increase (which consent may be withheld by such Lender in its sole and absolute discretion); and (z) the creation of a new Commitment from one or more Persons that is not an existing Lender, provided that any such Person must (i) be an Eligible Assignee, (ii) have a Commitment of at least $5,000,000, and (iii) become a Lender under this Agreement by execution and delivery of an appropriate joinder agreement, or of counterparts to this Agreement, in a manner acceptable to Tripwire and the Administrative Agent in their reasonable discretion.

ARTICLE IV

LETTERS OF CREDIT

4.1 Letter of Credit Commitment. Upon the terms and subject to the conditions of this Agreement and a Letter of Credit Reimbursement Agreement (the “Letter of Credit Reimbursement Agreement”) executed by Tripwire in favor of the Issuing Bank, and in reliance upon the representations, warranties, and covenants of Tripwire in this Agreement, the Issuing Bank agrees to issue standby letters of credit (each of which is referred to in this Agreement as a “Letter of Credit” and all of which are referred to in this Agreement as the “Letters of Credit”) for the account of Tripwire in such form as may be requested from time to time by Tripwire and agreed to by the Issuing Bank. Letters of Credit shall be used by Tripwire only to support contingent obligations of Tripwire (other than obligations in respect of borrowed money) in the ordinary course of Tripwire’s business. Tripwire agrees that it shall execute any documents that the Issuing Bank reasonably requires Tripwire to execute in relation to Letters of Credit, including, but not limited to, the Letter of Credit Reimbursement Agreement.

4.2 Limit on Letters of Credit. The maximum amount of L/C Obligations (after giving effect to all requested Letters of Credit) outstanding at any time shall not exceed $4,000,000 (the “Letter of Credit Commitment”). Furthermore, the Total Outstandings (after giving effect to all requested and outstanding Loans and L/C Obligations) shall not at any time exceed the Aggregate Commitment at the time in question.

4.3 Requests for Letters of Credit. At least three Business Days prior to the proposed issuance date of any Letter of Credit, Tripwire shall deliver to the Administrative Agent and the Issuing Bank a written request for the Letter of Credit in question setting forth the maximum drawing amount of such Letter of Credit, the proposed language of the requested Letter of Credit, and such other information as the Issuing Bank shall require. No Letter of Credit shall have an expiration date later than the Maturity Date. Each request for the issuance of a Letter of Credit under this Agreement shall constitute a representation and warranty by Tripwire that the conditions set forth in Sections 2.1 and 2.2 of this Agreement have been satisfied as of the date of such request. The Administrative Agent shall notify the Lenders of the issuance of each Letter of Credit and shall furnish to any Lender such information with respect to a Letter of Credit as such Lender reasonably shall request.

4.4 Reduction in Availability. Upon issuance of a Letter of Credit, the amount of availability under the Revolving Credit Facility shall be reduced by the principal amount of the Letter of Credit (as determined in accordance with Section 4.5 of this Agreement), but no interest shall be payable on such amount until a drawing is made on such Letter of Credit.

4.5 Letter of Credit Amounts. Unless otherwise specified in this Agreement, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms, or the terms of any document related to such Letter of Credit, provides for one or more automatic increases in the stated amount of such Letter of Credit after the date in question, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such future increases, whether or not such maximum stated amount is in effect at the time in question.

4.6 Letter of Credit Fees. Tripwire shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit issued by the Issuing Bank equal to the Applicable Margin per annum multiplied by the maximum amount available to be drawn under such Letter of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 4.5 of this Agreement. The Letter of Credit Fees shall be computed on a quarterly basis in arrears. The Letter of Credit Fees shall be due and payable by Tripwire on the first Business Day of each calendar quarter, on the expiration date of the Letter of Credit in question, and, thereafter, on demand by the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Interest Rate.

4.7 Fronting Fees and Other Charges Payable to the Issuing Bank. Tripwire shall pay directly to the Issuing Bank for the Issuing Bank’s own account a fronting fee of one-eighth of 1 percent per annum with respect to each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. The fronting fees owed by Tripwire to the Issuing Bank shall be due and payable on the first Business Day of each calendar quarter, on the expiration date of the Letter of Credit in question, and, thereafter, on demand by the Issuing Bank. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 4.5 of this Agreement. In addition, Tripwire shall pay directly to the Issuing Bank for the Issuing Bank’s own account the customary presentation fees, amendment fees, processing fees, and other standard fees, costs, and charges of the Issuing Bank relating to Letters of Credit, as from time to time are in effect. Such customary and standard fees, costs, and charges are due and payable to the Issuing Bank upon demand by the Issuing Bank and are nonrefundable.

4.8 Conflict with Issuer Documents. In the event of any conflict between the terms of this Agreement and the terms of the Letter of Credit Reimbursement Agreement, or any other documents executed by Tripwire in favor of the Issuing Bank, the terms of this Agreement shall control.

4.9 Limitations on Issuance. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(a) (i) any order, judgment, or decree of any Governmental Authority or arbitrator by its terms shall purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or (ii) any Law applicable to the Issuing Bank, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank, (A) shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally, or such Letter of Credit in particular, (B) shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which the Issuing Bank is not otherwise compensated under this Agreement) not in effect on the Closing Date, or (C) shall impose upon the Issuing Bank any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that the Issuing Bank in good faith deems material to the Issuing Bank;

(b) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable generally to requests by customers or potential customers of the Issuing Bank for issuance of letters of credit;

(c) such Letter of Credit is to be denominated in a currency other than Dollars;

(d) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing under the Letter of Credit; or

(e) a default of any Lender’s obligations to fund its participation under Section 4.16 of this Agreement exists, or any Lender is at such time a Defaulting Lender or an Impacted Lender under this Agreement, unless the Issuing Bank has entered into satisfactory arrangements with Tripwire and either such Lender, or the other Lenders, to eliminate the Issuing Bank’s risk with respect to such Lender.

4.10 Reimbursement Obligation of Tripwire. In order to induce the Issuing Bank to issue, extend, and renew each Letter of Credit, Tripwire hereby agrees to reimburse or pay to the Issuing Bank, for the account of the Issuing Bank, with respect to each Letter of Credit issued, extended, or renewed by the Issuing Bank under this Agreement as follows:

(a) on each date that any draft presented under any Letter of Credit is honored by the Issuing Bank (or the Issuing Bank otherwise makes payment with respect to any such Letter of Credit), (i) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any Taxes, fees, charges, or other costs and expenses incurred by the Issuing Bank in connection with any payment made by the Issuing Bank under, or with respect to, such Letter of Credit; and

(b) if the Maturity Date occurs prior to its scheduled date as a result of an acceleration of the Obligations following a Default or an Event of Default, an amount equal to 105 percent of the aggregate face amount of all Letters of Credit then outstanding, which amount (together with all interest and other earnings on such amount) (i) shall be held by the Issuing Bank as cash collateral for all obligations of Tripwire pursuant to the Letter of Credit Reimbursement Agreement and this Article IV of this Agreement pursuant to arrangements satisfactory to the Issuing Bank (in the Issuing Bank’s reasonable discretion), and (ii) if at any time Tripwire becomes obligated to reimburse the Issuing Bank for any drawing under a Letter of Credit, such cash collateral shall be applied (to the extent required) by the Issuing Bank to reimburse the Issuing Bank with respect to the drawing in question. Upon the expiration, termination, or reduction in amount of any applicable Letter of Credit, the Issuing Bank shall release to Tripwire (or to such other Person as may be entitled thereto) the amount of cash collateral held by the Issuing Bank with respect to such expired, terminated, or reduced Letter of Credit, to the extent that, after the release thereof, the Issuing Bank shall continue to hold cash collateral in an amount equal to 105 percent of the aggregate face amount of all Letters of Credit then outstanding.

Each such payment shall be made to the Issuing Bank at its head office in immediately available funds. Interest on any and all amounts remaining unpaid by Tripwire under this Section 4.10 of this Agreement at any time from the date such amounts become due and payable (whether as stated in this Section 4.10 of this Agreement, by acceleration, or otherwise), until payment in full, shall be payable to the Issuing Bank, for the account of the Issuing Bank (or, as the case may be, for the account of the Lenders following a participation under Section 4.14 of this Agreement), on demand at the Default Interest Rate. Tripwire’s obligation to repay amounts owed in respect of Letters of Credit is referred to in this Agreement as the “Reimbursement Obligation.”

4.11 Letter of Credit Obligations Absolute. The obligation of Tripwire to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each Reimbursement Obligation shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Reimbursement Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense, or other right that Tripwire may have at any time against any beneficiary of such Letter of Credit, or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated by this Agreement, or by such Letter of Credit (or any agreement or instrument relating to such Letter of Credit), or any unrelated transaction;

(c) any draft, demand, certificate, or other document presented under such Letter of Credit proves to be forged, fraudulent, invalid, or insufficient in any respect, or any statement in any such draft, demand, certificate, or other document is untrue or inaccurate in any respect;

(d) any loss or delay in the transmission or other presentation or delivery of any document required in order to make a drawing under such Letter of Credit;

(e) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that complies in all material respect with, but does not comply strictly with, the terms of such Letter of Credit;

(f) any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any payment arising in connection with any proceeding under any insolvency case or proceeding; or

(g) any other circumstance or happening, whether or not similar to any of the foregoing, including any other circumstance that otherwise might constitute a defense available to, or a discharge of, Tripwire.

Nothing contained in this Section 4.11 of this Agreement shall be deemed to constitute a waiver of (i) any claims of Tripwire against the Issuing Bank arising from its gross negligence or willful misconduct or (ii) any remedies of Tripwire against the beneficiary of any Letter of Credit.

4.12 Expiration of the Letter of Credit Commitment. The Issuing Bank’s commitment to issue Letters of Credit pursuant to the terms of this Agreement shall expire on the Maturity Date.

4.13 Letter of Credit Payments. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify Tripwire and the Administrative Agent of such notice of drawing. Not later than 11:00 a.m. (Portland, Oregon, time) on the date of any payment by the Issuing Bank under a Letter of Credit, Tripwire shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and thereby satisfy its Reimbursement Obligation with respect to such drawing. If any Reimbursement Obligation shall remain outstanding at 11:00 a.m. (Portland, Oregon, time) on the Business Day such Reimbursement Obligation is payable by Tripwire and by such time on such Business Day the Administrative Agent has not received either (a) a Notice of Borrowing or Conversion delivered pursuant to Section 5.13 of this Agreement requesting that a Loan be made pursuant to Section 3.1 of this Agreement on such date in an amount at least equal to the aggregate principal amount of such unpaid Reimbursement Obligation (which unpaid amount is referred to in this Agreement as the “Unreimbursed Amount”), or (b) any other notice indicating Tripwire’s intent to repay such Unreimbursed Amount with funds obtained from other sources, then the Administrative Agent shall be deemed to have received a Notice of Borrowing or Conversion from Tripwire pursuant to Section 5.13 of this Agreement requesting that a Base Rate Loan be made pursuant to Section 3.1 of this Agreement on the date such Unreimbursed Amount is due in an amount equal to such Unreimbursed Amount, and the procedures set forth in Section 5.16 of this Agreement shall be followed in making such Base Rate Loan. A Loan of the type described in the preceding sentence shall be made notwithstanding Tripwire’s failure to satisfy all of the conditions set forth in Section 2.2 of this Agreement.

4.14 Participations in Unpaid Reimbursement Obligation. If it is legally impossible or impracticable (as determined by the Administrative Agent in its reasonable discretion) for Tripwire to obtain a Loan under the circumstances described in Section 4.13 above (whether due to a termination or expiration of the Revolving Credit Facility, the bankruptcy of Tripwire, or otherwise), the Administrative Agent promptly shall notify the Issuing Bank and each Lender of that fact. Upon such notice (but without any further action), the Issuing Bank hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Issuing Bank, a participation in each Unreimbursed Amount equal to such Lender’s Applicable Percentage of the Unreimbursed Amount in question.

4.15 Payments by the Lenders Pursuant to Participations in Letters of Credit. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided in Section 4.14 of this Agreement, immediately to pay the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each Unreimbursed Amount. Each Lender acknowledges and agrees that its obligation to acquire participations in Unreimbursed Amounts pursuant to Section 4.14 of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each payment made to purchase such a participation shall be made without any offset, abatement, withholding, or reduction. Each Lender shall comply with its obligation under this Section 4.15 of this Agreement by wire transfer of immediately available funds to the Administrative Agent in the same manner as provided in Section 5.16 of this Agreement and the Administrative Agent promptly shall pay to the Issuing Bank any such amounts received by the Administrative Agent from the Lenders.

4.16 Procedure Following Purchase of Participations in an Unreimbursed Amount. The Administrative Agent shall notify Tripwire of any participations in any Unreimbursed Amounts acquired pursuant to Section 4.15 of this Agreement. Thereafter, payments by Tripwire in respect of an Unreimbursed Amount shall be made to the Administrative Agent and not to the Issuing Bank. Any amounts received by the Issuing Bank in respect of an Unreimbursed Amount after receipt by the Issuing Bank of the proceeds of a sale of participations in such Unreimbursed Amount shall be remitted promptly to the Administrative Agent. Any amounts received by the Administrative Agent in accordance with the preceding sentence shall be remitted promptly by the Administrative Agent to the Lenders that have made their payments pursuant to Section 4.15 of this Agreement and to the Issuing Bank, as their interests may appear.

4.17 Effect of Failure of a Lender to Pay its Participation in an Unreimbursed Amount. If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the provisions of Sections 4.13 through 4.15 of this Agreement by the time specified in Sections 4.13 and 4.15 of this Agreement, as applicable, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of (a) the Federal Funds Rate, and (b) a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 4.17 of this Agreement shall be conclusive in the absence of manifest error.

4.18 Consequence of Tripwire’s Failure to Repay a Reimbursement Obligation. If Tripwire fails to repay a Reimbursement Obligation, and that obligation cannot be repaid in accordance with the terms of Section 4.13 of this Agreement and becomes the subject of participations purchased by the Lenders in accordance with Sections 4.14 and 4.15 of this Agreement, an Event of Default shall occur, unless Tripwire repays the Unreimbursed Amount in question on the Business Day on which the Lenders obtain the participations in such Unreimbursed Amount (or, if such participations are obtained on a day that is not a Business Day, on the next Business Day thereafter). Tripwire’s failure to repay a Reimbursement Obligation that results in an Unreimbursed Amount that is repaid with a Loan in accordance with Section 4.13 of this Agreement shall not constitute an Event of Default. However, Tripwire acknowledges and agrees that following Tripwire’s failure to repay a Reimbursement Obligation in the manner required by the terms of Section 4.10 and Section 4.13 of this Agreement, the Issuing Bank, without prior, written notice to Tripwire, may refuse in the Issuing Bank’s sole and absolute discretion to issue additional Letters of Credit for the account of Tripwire.

4.19 Tripwire’s Duty to Review Letters of Credit. Tripwire promptly shall examine a copy of each Letter of Credit and each amendment to such Letter of Credit that is delivered to Tripwire by the Issuing Bank and, in the event of any claim of noncompliance with Tripwire’s instructions, or any other claimed irregularity in a Letter of Credit (or an amendment thereof), Tripwire promptly shall notify the Issuing Bank of such claimed noncompliance or irregularity. Tripwire shall be deemed to have waived any claim against the Issuing Bank and its correspondents that a Letter of Credit does not comply with Tripwire’s instructions, or is irregular in any respect, unless Tripwire promptly notifies the Issuing Bank of such noncompliance or irregularity in accordance with the preceding sentence, provided, however, that no such waiver shall occur with respect to any noncompliance or irregularity that results from the gross negligence or willful misconduct of the Issuing Bank if such noncompliance or irregularity could not reasonably have been detected promptly by Tripwire.

4.20 No Issuance of Letters of Credit During Pendency of an Event of Default. Tripwire shall not be entitled to obtain Letters of Credit at any time that a Default or an Event of Default exists.

4.21 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and Tripwire when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

ARTICLE V

TERMS APPLICABLE TO ALL LOANS

5.1 Payments of Interest. The principal amount of each Loan that is a Base Rate Loan shall bear interest at the Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Base Rate. Tripwire shall pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable Percentages) interest accrued on Base Rate Loans monthly in arrears on the first Business Day of each calendar month. Except as specified in the following sentence, Tripwire shall pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable

Percentages) interest accrued on the principal amount of LIBOR Rate Loans on the last day of the Interest Period for each LIBOR Rate Loan. Notwithstanding the foregoing, if Tripwire selects an Interest Period of six months with respect to any LIBOR Rate Loan, Tripwire shall pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable Percentages) interest accrued on the principal amount of such LIBOR Rate Loan on the last day of the third month of such Interest Period and on the last day of the Interest Period for such LIBOR Rate Loan.

5.2 Computation of Interest and Fees. Interest and all fees payable by Tripwire under this Agreement shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan for the day on which the Loan is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. If the due date for any payment of the principal amount of any Loan is extended by operation of law, interest shall be payable with respect to such Loan for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (subject to the definition of the term Interest Period), and such extension shall be included in computing interest in connection with such payment.

5.3 Determination of Interest Rates. The Administrative Agent promptly shall notify Tripwire and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Tripwire and the Lenders of any change in the Prime Rate promptly following the public announcement of such change.

5.4 Default Interest Rate. Following the occurrence of an Event of Default and during the continuance of such Event of Default, interest shall accrue (and shall be payable by Tripwire) on the principal balance outstanding under the Loans at the Default Interest Rate (a) automatically if the Event of Default occurred under Section 12.1(l) of this Agreement, or (b) upon the occurrence of another Event of Default, at the request of the Required Lenders in accordance with Section 12.2 of this Agreement.

5.5 Fees. Tripwire shall pay the following fees to the Administrative Agent (either for the Administrative Agent’s own account, or for distribution to the Lenders or the Issuing Bank, in accordance with the agreement of the parties):

(a) the unused commitment fees, as specified in Section 3.7 of this Agreement;

(b) the Letter of Credit Fees, as specified in Section 4.6 of this Agreement, and the fronting fees and other fees and charges owed pursuant to Section 4.7 of this Agreement; and

(c) an administrative fee owed to the Administrative Agent in accordance with the Agent Fee Letter, which shall be due and payable in equal quarterly installments on October 1, 2010, and the first Business Day of each calendar quarter thereafter through the Maturity Date, in accordance with Section 14.15 of this Agreement.

5.6 Limitations on Amounts and Number of LIBOR Rate Loans. No LIBOR Rate Loan shall be requested or made for less than a minimum of $1,000,000 in principal amount and in integral multiples of $500,000 in excess of such minimum amount. No Base Rate loan shall be requested or made for less than a minimum of $500,000 in principal amount and in integral multiples of $100,000 in excess of such minimum amount. Tripwire shall not be entitled to have more than 10 LIBOR Rate Loans outstanding at any time.

5.7 Conversion of Loans. Upon the terms and subject to the conditions of this Agreement, Tripwire may convert all or any part (in the minimum principal amount of $1,000,000 and in integral multiples of $500,000 in excess of such minimum amount) of any outstanding Loan of one Type into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Rate Loan shall be the last day of the Interest Period applicable to such LIBOR Rate Loan). Tripwire shall give the Administrative Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 5.13 of this Agreement.

5.8 Voluntary Prepayments. Tripwire may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. Portland, Oregon, time (i) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (ii) on the date of prepayment of Base Rate Loans, (b) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or an integral multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount of the Loan then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type of Loan or Loans to be prepaid. The Administrative Agent promptly shall notify each Lender of the Administrative Agent’s receipt of each such notice and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Tripwire, Tripwire shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified in such notice. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 6.12 of this Agreement. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

5.9 Mandatory Prepayments. If at any time the Administrative Agent shall notify Tripwire that the Total Outstandings exceed the Aggregate Commitment at the time in question, then within one Business Day of Tripwire’s receipt of such notice, Tripwire shall prepay Loans, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 6.12 of this Agreement as a result of such prepayment being made on such date (and, if necessary after all Loans have been prepaid, shall cash collateralize the L/C Obligations), so that, immediately following such prepayment (or cash collateralization, if applicable), Tripwire shall be in compliance with the provisions of this Agreement that limit the Total Outstandings.

5.10 Mandatory Termination of Commitments. All Commitments and the Letter of Credit Commitment shall terminate on the Maturity Date. Upon termination of the commitments in respect of any of the credit facilities extended under this Agreement, the Lenders (or the Issuing Bank, as applicable) shall have no further obligation to extend credit to (or for the account of) Tripwire and any unutilized portion of any credit commitment no longer shall be available to (or for the account of ) Tripwire.

5.11 Voluntary Termination or Reduction of Commitments. Upon notice to the Administrative Agent, Tripwire may terminate the Commitments, or from time to time permanently reduce the Commitments, subject to the following conditions:

(a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. Portland, Oregon time five Business Days prior to the date of termination or reduction of the Commitments;

(b) any partial reduction of the Commitments shall be in an aggregate amount of $5,000,000, or an integral multiple of $1,000,000 in excess thereof;

(c) Tripwire shall not terminate the Commitments if, after giving effect to such termination and to any concurrent prepayments of the Obligations under this Agreement, the Total Outstandings would exceed the Aggregate Commitments;

(d) Tripwire shall not reduce the Commitments to an amount that, after giving effect to such reduction and to any concurrent prepayments of the Obligations under this Agreement, would be less than the Total Outstandings; and

(e) if, after giving effect to any reduction of the Commitments, the Letter of Credit Commitment exceeds the amount of the Aggregate Commitments, the Letter of Credit Commitment automatically shall be reduced by the amount of such excess.

The Administrative Agent promptly shall notify the Lenders of any notice of termination or reduction of the Aggregate Commitments provided by Tripwire pursuant to this Section 5.11 of this Agreement. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to each Lender’s Applicable Percentage.

5.12 The Lenders’ Note Records. Tripwire irrevocably authorizes each of the Lenders to make or cause to be made, at or about the time of the Funding Date of any Loan, or at the time of receipt of any payment of principal or interest on the Notes, an appropriate notation in such Lender’s records reflecting (as the case may be) the making of such Loan or the receipt of such payment. The amounts of the Loans set forth in the records of the Lenders shall be prima facie evidence of the amount of principal and interest owing and unpaid by Tripwire to the Lenders. Notwithstanding the foregoing, the failure of any Lender to record (or any error in so recording) the amount of any Loan or payment in the Lender’s records shall not limit or otherwise affect the obligations of Tripwire under this Agreement, or under any Note, to make payments of principal of or interest on any Note, or other Loan Document, when due.

5.13 Notice of Borrowing or Conversion of Loans. Whenever Tripwire desires to obtain or continue a Loan under this Agreement, or to convert an outstanding Loan into a Loan of another type, Tripwire shall give the Administrative Agent a written Notice of Borrowing or Conversion (or a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion), which notice shall be irrevocable and must be received no later than (a) 11:00 a.m. Portland, Oregon, time on the Business Day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (b) 11:00 a.m. Portland, Oregon time on the date that is two Business Days before the day on which the requested Loan is to be made, continued as, or converted to a LIBOR Rate Loan. Such Notice of Borrowing or Conversion shall specify (x) the effective date and amount of each Loan (or portion of such Loan) requested to be made, continued, or converted, (y) the interest rate option requested to be applicable to such Loan, and (z) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term Interest Period). If any Notice of Borrowing or Conversion fails to specify the interest rate option to be applicable to the requested Loan, then Tripwire shall be deemed to have requested a Base Rate Loan. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Rate Loan, then Tripwire shall be deemed to have selected an Interest Period of one month’s duration, and the Administrative Agent promptly shall notify Tripwire of such selection. If the Administrative Agent receives a Notice of Borrowing or Conversion after the time specified in the first sentence of this Section 5.13 of this Agreement, such Notice of Borrowing or Conversion shall be effective as of the next Business Day. If the Administrative Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Rate Loan, or if, when such Notice of Borrowing or Conversion must be given prior to the end of the Interest Period applicable to an outstanding LIBOR Rate Loan, Tripwire shall have failed to satisfy any of the conditions specified above, Tripwire shall be deemed to have elected to convert such outstanding LIBOR Rate Loan in whole into a Base Rate Loan on the last day of the then-current Interest Period with respect to the LIBOR Rate Loan in question. If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall control, absent manifest error.

5.14 No LIBOR Rate Loans When Default Exists. Notwithstanding any contrary provisions of this Agreement, and without limiting any other rights of any Lender, if a Default or an Event of Default has occurred and is continuing, (a) Tripwire may not select a LIBOR Rate Loan, (b) Tripwire may not convert a Base Rate Loan to a LIBOR Rate Loan, and (c) no LIBOR Rate Loan may be continued as a LIBOR Rate Loan for a new Interest Period. If a Default or an Event of Default has occurred and is continuing, each LIBOR Rate Loan automatically shall convert to a Base Rate Loan at the expiration of the applicable Interest Period.

5.15 Funding of Loans. Loans shall be made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend under this Agreement (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

5.16 Funding Notifications. The Administrative Agent shall notify the Lenders of (a) any requested Loan, (b) the Funding Date of such Loan, and (c) the amount of each Lender’s Applicable Percentage of such Loan. If such notice is given by the close of the Administrative Agent’s business on the Business Day on which the Administrative Agent receives an effective Notice of Borrowing or Conversion as provided in Section 5.13 of this Agreement, each Lender not later than 1:00 p.m. (Portland, Oregon, time) on the proposed Funding Date of such Loan, shall make available to the Administrative Agent, at the Administrative Agent’s Portland, Oregon, office, in immediately available funds, such Lender’s Applicable Percentage of the amount of the requested Loan. Upon receipt by the Administrative Agent of such amount, the Administrative Agent shall make available to Tripwire the aggregate amount of such Loan by crediting the proceeds of the Loan to the operating checking account maintained by Tripwire with the Administrative Agent.

5.17 Method of Payments. All payments of principal of and interest by Tripwire in respect of Loans and any other amounts due by Tripwire to the Lenders under this Agreement shall be made by Tripwire to the Administrative Agent (for the benefit of the Lenders, in accordance with their Applicable Percentages) at the Administrative Agent’s designated office (or at such other location that the Administrative Agent from time to time may designate), in each case in immediately available funds. All payments by Tripwire under this Agreement and under any of the other Loan Documents shall be made without set-off or counterclaim and shall be free and clear of and without deduction of any kind (including deduction for any Indemnified Taxes or Other Taxes, except as specified in Section 6.1 of this Agreement). Tripwire hereby authorizes the Administrative Agent to debit Tripwire’s operating checking account at U.S. Bank (or such other account that Tripwire maintains at U.S. Bank as its primary operating account) to make the payments owed by Tripwire pursuant to this Agreement. The Administrative Agent shall not be obligated to debit the above-referenced account to collect any payment owed by Tripwire pursuant to this Agreement and the Administrative Agent’s failure to do so shall not relieve Tripwire of Tripwire’s obligation to make the payment in question. Any payment received by the Administrative Agent after noon on any day will be deemed to have been made on the next following Business Day and interest will accrue to such following Business Day. The Administrative Agent shall make reasonable efforts to remit by wire transfer each Lender’s Applicable Percentage of all payments and recoveries on the same Business Day if received by the Administrative Agent by noon (Portland, Oregon, time), or on the next Business Day if received after noon (Portland, Oregon, time) (or on a day other than a Business Day).

5.18 Funding by the Lenders; Presumption by the Administrative Agent. The Administrative Agent shall not be required to make any Loan requested by Tripwire available to Tripwire under this Agreement, except to the extent that the Administrative Agent shall have received the amount of such Loan from the Lenders as set forth in Section 5.16 of this Agreement, provided, however, that unless the Administrative Agent shall have received notice from a Lender prior to a proposed Funding Date that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of the requested Loan, the Administrative Agent may (but is not required to) assume that such Lender has made such share available on such Funding Date in accordance with Section 5.16 of this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to Tripwire a corresponding amount. In such event, if a Lender in fact has not made its Applicable Percentage of the Loan available to the Administrative Agent, then such Lender and Tripwire severally agree to pay to the Administrative Agent immediately on demand such corresponding amount with interest on such amount, for each day from and including the date such amount is made available to Tripwire to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) in the case of a payment to be made by Tripwire, the interest rate applicable to Base Rate Loans at the time in question. If Tripwire and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent promptly shall remit to Tripwire the amount of such interest paid by Tripwire for such period. If such Lender pays its Applicable Percentage of the Loan in question to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Tripwire shall be without prejudice to any claim that Tripwire may have against a Lender that shall have failed to make its Applicable Percentage of any Loan.

5.19 Payments by Tripwire; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from Tripwire prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank under this Agreement that Tripwire will not make such payment, the Administrative Agent may assume that Tripwire has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders, or the Issuing Bank, as the case may be, the amount due. In such event, if Tripwire has not in fact made such payment, then each of the Lenders, or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent immediately on demand the amount so distributed to such Lender or the Issuing Bank, with interest on such amount, for each day from and including the date such amount is distributed to such Lender or the Issuing Bank to but excluding the date of payment to the Administrative Agent, at the greater of (a) the Federal Funds Rate, and (b) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.20 Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article V of this Agreement, and such funds are not made available to Tripwire by the Administrative Agent because the conditions to the applicable credit extension set forth in Article II of this Agreement are not satisfied or waived in accordance with the terms of this Agreement, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

5.21 Funding Source. Nothing in this Agreement shall be deemed to (a) obligate any Lender to obtain the funds for any Loan in any particular place or manner, or (b) constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

5.22 Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations (or Unreimbursed Amounts, as applicable), interest, and fees then due under this Agreement, such funds so received and available shall be applied (a) first, toward payment of interest and fees then due under this Agreement, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (b) second, toward payment of principal of Loans and Reimbursement Obligations (or Unreimbursed Amounts, as

applicable) then due under this Agreement, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and Reimbursement Obligations (or Unreimbursed Amounts, as applicable) then due to such parties.

5.23 Defaulting Lender. The following provisions of this Agreement relate to any Defaulting Lender:

(a) In addition to the rights and remedies that may be available to the Administrative Agent or Tripwire under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender, such Defaulting Lender’s right to collect fees under Section 3.7 of this Agreement, to collect Letter of Credit Fees, or to participate in the administration of the Loans, this Agreement, and the other Loan Documents, including, without limitation, any right to vote in respect of, to consent to, or to direct any action or inaction of the Administrative Agent, or to be taken into account in the calculation of the Required Lenders, shall be suspended while such Lender remains a Defaulting Lender; provided, however, that the Commitments of such Lender may not be increased and the period of such Commitments may not be extended without such Lender’s consent. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent under this Agreement (without giving effect to any notice or cure periods), in addition to other rights and remedies that the Administrative Agent or Tripwire may have under the immediately preceding provisions, or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due, until the date on which the payment is made, at the Federal Funds Rate, (ii) to withhold or set off and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement, or any other Loan Document, until such defaulted payment and related interest has been paid in full and such default no longer exists, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection, or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b) Any Lender that is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment. If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender’s Commitment on a pro rata basis. Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights under this Agreement (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender promptly shall execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof, subject to and in accordance with the requirements set forth in Section 13.1 of this Agreement, including an Assignment and Assumption Agreement in form acceptable to the Administrative Agent. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans and L/C Obligations outstanding and owed by Tripwire to the Defaulting Lender. The purchaser shall pay to the Defaulting Lender in immediately available funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans and L/C Obligations of such Defaulting Lender under this Agreement (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting Lender by the Administrative Agent at a subsequent date upon receipt of payment of such amounts from Tripwire). Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of subsection (a) of this Section 5.23 of this Agreement. The Defaulting Lender shall be entitled to receive amounts owed to the Defaulting Lender by Tripwire under the Loan Documents that accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of Tripwire. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums, except to the extent of the receipt of payments from any other party or in respect of the Loans.

(c) If any Lender is a Defaulting Lender, then the Issuing Bank may, by notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to (i) deliver to the Administrative Agent, for the account of the Issuing Bank, cash collateral in an amount (the “Reserve Amount”) equal to such Defaulting Lender’s Applicable Percentage (prior to any reduction of the amount of such Applicable Percentage as provided in Section 5.23(d) below) of the undrawn principal amount of all Letters of Credit issued by the Issuing Bank for the account of Tripwire, or (ii) make other arrangements satisfactory to the Issuing Bank (in the Issuing Bank’s reasonable discretion) to assure that such Defaulting Lender will reimburse the Issuing Bank for its Applicable Percentage of the amount of any drawing on a Letter of Credit. If any Defaulting Lender fails to provide cash collateral, or to make other arrangements as required by the first sentence of this Section 5.23(c) of this Agreement, then the Administrative Agent in its discretion may retain as cash collateral all amounts otherwise payable to such Defaulting Lender under this Agreement until the Administrative Agent has retained an amount equal to the Reserve Amount. Any such cash collateral (i) shall be held by the Administrative Agent pursuant to arrangements satisfactory to the Issuing Bank (in the Issuing Bank’s reasonable discretion) and the Administrative Agent (in the Administrative Agent’s reasonable discretion), and (ii) if at any time such Defaulting Lender becomes obligated to make a Loan to reimburse the Administrative Agent for any unpaid drawing under a Letter of Credit, shall be applied (to the extent required) by the Administrative Agent to make such Loan. Upon the expiration, termination, or reduction in amount of any applicable Letter of Credit (or upon termination of such Defaulting Lender’s Commitment), the Administrative Agent shall release to such Defaulting Lender (or to such other Person as may be entitled thereto) any cash collateral held by the Administrative Agent in excess of the Reserve Amount that, in the reasonable judgment of the Administrative Agent, is not needed to reimburse the Issuing Bank with respect to any drawing on such Letter of Credit. If any Defaulting Lender fails to provide cash collateral, or to make other arrangements as required by this Section 5.23(c) of this

Agreement, then Tripwire promptly (and in any event within one Business Day of a demand from the Administrative Agent) shall deliver to the Administrative Agent, for the account of the Issuing Bank, cash collateral in the Reserve Amount (pursuant to documentation satisfactory to the Administrative Agent and Tripwire in their reasonable discretion).

(d) At any time a Lender becomes a Defaulting Lender, then, at the Administrative Agent’s option, in the Administrative Agent’s sole discretion, but without prejudice to Tripwire’s rights under Section 6.15 of this Agreement, such Defaulting Lender’s Commitment shall be reduced to the amount of such Defaulting Lender’s outstanding Loans, plus the amount of cash collateral held by the Administrative Agent for the account of such Defaulting Lender pursuant to Section 5.23(c) of this Agreement, but such Defaulting Lender’s Applicable Percentage in respect of all outstanding Letters of Credit shall not be changed. In addition, if any Lender is a Defaulting Lender at the time any payment is to be made by the Lenders to the Issuing Bank pursuant to Section 4.15 of this Agreement, no Lender that is not a Defaulting Lender shall be obligated to make a payment to the Issuing Bank that would cause the aggregate principal amount of such Lender’s Loans plus such Lender’s Applicable Percentage (without giving effect to any Commitment reduction pursuant to the foregoing provisions) of the aggregate maximum amount drawn, or available to be drawn, under outstanding Letters of Credit to exceed such Lender’s Commitment (or, if all of the Commitments have terminated, such Lender’s Commitment at the time of such termination, adjusted for any assignments by or to such Lender).

(e) To the extent permitted by applicable law, until the breach, event, or occurrence that caused a Lender to become a Defaulting Lender under this Agreement has been cured or remedied and such Lender no longer is a Defaulting Lender, (i) any voluntary prepayment of the Loans shall, at the Administrative Agent’s option, be applied to the Loans of the other Lenders as if such Defaulting Lender had no Loans outstanding, and (ii) any mandatory prepayment of the Loans shall be applied to the Loans of the other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Loans that such Defaulting Lender is obligated to fund under this Agreement, it being understood and agreed that Tripwire shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause and the amount of the Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans that such Defaulting Lender is obligated to fund pursuant to this Agreement.

5.24 Defaulting Lender Cure. If Tripwire, the Administrative Agent, and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties to this Agreement, whereupon, as of the effective date specified in such notice and subject to any conditions set forth in such notice, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders, or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Tripwire while that Lender was a Defaulting Lender; and, provided further, that except to the extent otherwise expressly agreed by the affected parties, no change under this Agreement in the status of a Lender from a Defaulting Lender to a Lender will constitute a waiver or release of any claim of any party under this Agreement arising from that Lender’s having been a Defaulting Lender.

ARTICLE VI

TAXES, YIELD PROTECTION, AND ILLEGALITY

6.1 Payments Free of Taxes. Any and all payments by Tripwire to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges and liabilities being referred to in this Agreement as “Indemnified Taxes”). In addition, Tripwire agrees to pay any and all present and future Other Taxes. If Tripwire shall be required by any Law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.1 of this Agreement), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made and such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Indemnified Taxes or Other Taxes had not be imposed, (b) Tripwire shall make such deductions, (c) Tripwire shall pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Laws, and (d) within 30 days after the date of such payment, Tripwire shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

6.2 Indemnity by Tripwire with Respect to Certain Taxes. Tripwire shall indemnify the Administrative Agent, each Lender, and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under Section 6.1 of this Agreement) paid by the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Tripwire by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive, absent manifest error.

6.3 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which Tripwire is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, or under any other Loan Document, shall deliver to Tripwire (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Tripwire or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding, or at a reduced rate of withholding. In addition, any Lender, if requested by Tripwire or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law, or reasonably requested by Tripwire or the Administrative Agent, as will enable Tripwire or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that Tripwire is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Tripwire and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Tripwire or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(b) duly completed copies of Internal Revenue Service Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of section 881(c)(3)(a) of the Code, (b) a “10 percent shareholder” of Tripwire within the meaning of section 881(c)(3)(b) of the Code, or (c) a “controlled foreign corporation” described in section 881(c)(3)(c) of the Code, and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or

(d) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Tripwire to determine the withholding or deduction required to be made.

6.4 Treatment of Certain Refunds. If the Administrative Agent, a Lender, or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Tripwire, or with respect to which Tripwire has paid additional amounts pursuant to Section 6.1 of this Agreement, such Person shall pay to Tripwire an amount equal to such refund (but only to the extent of additional amounts paid, or indemnity payments made, by Tripwire under Sections 6.1 or 6.2 of this Agreement with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, however, that Tripwire, upon the request of the Administrative Agent, such Lender, or the Issuing Bank, agrees to repay the amount paid to Tripwire (plus any penalties, interest, or the other changes imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, or the Issuing Bank in the event the Administrative Agent, such Lender, or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section 6.4 of this Agreement shall not be construed to require the Administrative Agent, any Lender, or the Issuing Bank to make available its tax returns (or any other information relating to its tax status or situation that it deems confidential) to Tripwire or any other Person.

6.5 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain, or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London Interbank Eurodollar market, then, on notice thereof by such Lender to Tripwire through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans, or to convert Base Rate Loans to LIBOR Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and Tripwire that the circumstances giving rise to such determination no longer exists. Upon receipt of such notice, Tripwire shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period for such LIBOR Rate Loans, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, Tripwire also shall pay the Lender accrued interest on the amount so prepaid or converted and any amount owed pursuant to Section 6.12 of this Agreement.

6.6 Inability to Determine Rates. If prior to the first day of any Interest Period:

(a) the Administrative Agent reasonably shall have determined (which determination shall be conclusive and binding upon Tripwire) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period;

(b) that Dollar deposits are not being offered to banks in the London Interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan; or

(c) the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate determined (or to be determined) for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as reasonably determined and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

the Administrative Agent will promptly so notify Tripwire and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Tripwire may revoke any pending request for a borrowing of, conversion to, or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified in the applicable Notice of Borrowing or Conversion. Furthermore, following the notice described in the first sentence of this Section 6.6 of this Agreement, and unless and until such notice is revoked as provided under this Agreement, each then-outstanding LIBOR Rate Loan automatically shall convert to a Base Rate Loan at the end of the then-applicable Interest Period.

6.7 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Bank; or

(b) impose on any Lender, the Issuing Bank, or the London Interbank Eurodollar market any other condition, cost, or expense affecting this Agreement or LIBOR Rate Loans made by such Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing, or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank under this Agreement (whether of principal, interest, or any other amount) then, upon request of such Lender or the Issuing Bank, Tripwire will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. The provisions of this Section 6.7 of this Agreement shall not apply to the imposition of Taxes resulting from a Change in Law, which instead shall be governed by Section 6.1 of this Agreement.

6.8 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank, or any lending office of such Lender, or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital, or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank, or such Lender’s or the Issuing Bank’s holding company, could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Tripwire shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

6.9 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank, or its holding company, as the case may be, as specified in Sections 6.7 or 6.8 of this Agreement and delivered to Tripwire shall be conclusive, absent manifest error. Tripwire shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt of such certificate.

6.10 Delay in Requests. Any failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 6.7 or 6.8 of this Agreement shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided, however, that Tripwire shall not be required to compensate a Lender or the Issuing Bank pursuant to Sections 6.7 or 6.8 of this Agreement for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Tripwire of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation for such increased costs or reductions (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect of such Change in Law).

6.11 Reserves on Eurodollar Rate Loans. Except as specified in the last sentence of this Section 6.11 of this Agreement, Tripwire shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Tripwire shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days’ prior to the relevant interest payment date, such additional interest shall be due and payable 15 days from the receipt of such notice. Notwithstanding the foregoing, Tripwire shall not be required to pay additional interest to the Lenders in accordance with the preceding provisions of this Section 6.11 of this Agreement to the extent that such interest already has been included in the determination of the LIBOR Rate and has been paid to the Lenders.

6.12 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Tripwire promptly shall compensate such Lender for (and shall hold such Lender harmless from) any loss, cost, or expense incurred by such Lender as a result of any of the following:

(a) any continuation, conversion, payment, or prepayment of a LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Tripwire (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, or convert a LIBOR Rate Loan on the date, or in the amount, specified in a Notice of Borrowing or Conversion given (or deemed to have been given) by Tripwire; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period for such loan as a result of a request by Tripwire pursuant to Section 6.15 of this Agreement to replace a Lender;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan, or from fees payable to terminate the deposits from which such funds were obtained. Tripwire also shall pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Tripwire to the Lenders under this Section 6.12 of this Agreement, each Lender shall be deemed to have funded each LIBOR Rate Loan made by such Lender at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London Interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

6.13 Request for Compensation. Failure or delay on the part of any Lender to demand compensation for any amounts payable under Section 6.12 of this Agreement shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that no Lender shall be entitled to compensation for any increased costs or reductions incurred or suffered with respect to any date, unless the Lender shall have notified Tripwire not more than 90 days after the later of (a) such date, and (b) the date on which such Lender shall have become aware of such costs or reductions.

6.14 Mitigation Obligations. If any Lender requests compensation under Section 6.7 of this Agreement, or requires Tripwire to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.1 of this Agreement, or if any Lender gives a notice pursuant to Section 6.5 of this Agreement, then such Lender shall use reasonable efforts to (a) designate a different lending office for funding or booking its Loans under this Agreement, or (b) assign its rights and obligations under this Agreement to another of its offices, branches, or affiliates, if, in the judgment of such Lender, such designation or assignment (y) would eliminate or reduce amounts payable pursuant to Section 6.1 or Section 6.7 of this Agreement, as the case may be, in the future, or would eliminate the need for the notice pursuant to Section 6.5 of this Agreement, and (z) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Tripwire hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

6.15 Replacement of Lenders. If (a) any Lender requests compensation under Section 6.7 of this Agreement, (b) any Lender gives notice under Section 6.5 of this Agreement, (c) Tripwire is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.1 of this Agreement, (d) any Lender is a Defaulting Lender, (e) any Lender is an Impacted Lender and, as a result thereof, the Issuing Bank has declined to issue a Letter of Credit, or (f) any Lender does not agree to any consent, waiver, or amendment requiring approval of all Lenders and the Required Lenders have agreed to such consent, waiver, or amendment, then Tripwire may, at Tripwire’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1 of this Agreement), all of its interests, rights, and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations, provided that:

(t) Tripwire shall have paid to the Administrative Agent the assignment fee specified in Section 13.1(e) of this Agreement;

(u) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees, and all other amounts payable to such assigning Lender under this Agreement and under the other Loan Documents (including any amounts under Section 6.12 of this Agreement) from the assignee (to the extent of such outstanding principal and accrued interest and fees), or Tripwire (in the case of all other amounts);

(v) in the case of any such assignment resulting from a claim for compensation under Section 6.7 of this Agreement, or payments required to be made pursuant to Section 6.1 of this Agreement, such assignment will result in a reduction in such compensation or payments thereafter;

(w) such assignment does not conflict with applicable Law;

(x) no Default of Event of Default shall have occurred and be continuing at the time of such replacement;

(y) any such replacement shall not be deemed to be a waiver of any rights that Tripwire, the Administrative Agent, the Issuing Bank, or any other Lender shall have against the replaced Lender; and

(z) in the case of a Lender that has failed or refused to consent to any amendment, waiver, or modification of any provision of this Agreement, the replacement Lender shall consent at the time of such assignment to each matter in respect of which the replaced Lender failed or refused to consent.

A Lender shall not be required to make any such assignment or delegation if, prior to such assignment or delegation, as a result of a waiver by such Lender or otherwise, the circumstances entitling Tripwire to require such assignment and delegation cease to apply.

6.16 Survival of Obligations. Tripwire’s obligations under this Article VI of this Agreement shall survive termination of the Commitments and repayment of the Obligations.

ARTICLE VII

COLLATERAL FOR TRIPWIRE’S OBLIGATIONS

7.1 Security Agreement From Tripwire. Contemporaneously with the execution of this Agreement, Tripwire shall execute and deliver to the Administrative Agent a security agreement (the “Security Agreement”) granting the Administrative Agent, as agent for the Lenders, a security interest in all personal property of Tripwire (except as otherwise provided herein with respect to stock of a Foreign Subsidiary) as collateral for the Obligations. The Security Agreement shall be in form and content satisfactory to the Administrative Agent in its reasonable discretion.

7.2 Pledge Agreement From Tripwire. Contemporaneously with the execution of this Agreement, Tripwire shall execute and deliver to the Administrative Agent a pledge agreement (which agreement, and any similar agreement provided to the Administrative Agent pursuant to Section 9.21 of this Agreement, is referred to herein as a “Stock Pledge Agreement”) granting the Administrative Agent, as agent for the Lenders, a security interest in 65 percent of the issued and outstanding Capital Stock of Tripwire Japan KK as collateral for the Obligations. The Stock Pledge Agreement shall be in form and content satisfactory to the Administrative Agent in its reasonable discretion.

7.3 Collateral Examinations. Tripwire hereby acknowledges and agrees that the Administrative Agent, upon reasonable prior notice to Tripwire and at reasonable times, may conduct such examinations of the Collateral as the Administrative Agent deems necessary or desirable in its reasonable discretion. Tripwire further acknowledges and agrees that Tripwire shall pay the reasonable charges for any such examinations in accordance with Section 15.10 of this Agreement; provided, that in the absence of a continuing Event of Default, Tripwire shall not be required to pay for more than one such examination in any 12-month period. The parties to this Agreement contemplate that the collateral examinations conducted by the Administrative Agent hereunder will occur at least annually (although the Administrative Agent, in its discretion, may conduct more frequent examinations).

7.4 Further Assurances. Tripwire hereby agrees that until Tripwire satisfies the Obligations in full and the Lenders and the Issuing Bank have no further commitment to extend credit to Tripwire, Tripwire promptly shall take (and shall cause its Domestic Subsidiaries to take) such actions, and shall execute and deliver (and shall cause its Domestic Subsidiaries to execute and deliver) to the Administrative Agent all documents, as reasonably are deemed necessary or desirable by the Administrative Agent to create, evidence, perfect, or continue the Administrative Agent’s security interest in the Collateral. In addition, Tripwire agrees that until Tripwire satisfies the Obligations in full and the Lenders and the Issuing Bank have no further commitment to extend credit to Tripwire, the Administrative Agent may take such actions as the Administrative Agent reasonably deems necessary or desirable to create, evidence, perfect, or continue the Administrative Agent’s security interest in the Collateral (including filing financing statements).

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Tripwire represents and warrants to the Administrative Agent and the Lenders as follows:

8.1 Existence and Power of Tripwire. Tripwire is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and is qualified to do business in Oregon and, except where the failure to do so is not likely to have a Material Adverse Effect, each other jurisdiction where the conduct of Tripwire’s business, or the ownership of its properties, requires such qualification. Furthermore, Tripwire has full power, authority, and legal right to carry on Tripwire’s business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Agreement, the Notes, and the other Loan Documents.

8.2 Authorization. The execution, delivery, and performance by Tripwire of this Agreement, the Notes, and the other Loan Documents (a) have been duly authorized by all necessary corporate action of Tripwire, (b) do not require any shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of Tripwire, other than approvals or consents, if any, that already have been obtained by Tripwire, (c) do not contravene any Law or order binding on Tripwire, or Tripwire’s organizational documents, and (d) do not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other agreement or instrument to which Tripwire is a party, or by which Tripwire, or any of Tripwire’s properties, may be bound or affected.

8.3 Valid Obligations. The Loan Documents and all of their respective terms and provisions are the legal, valid, and binding obligations of Tripwire, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. Upon the making of the Loans, the Security Documents shall have created in favor of the Administrative Agent, the Lenders, and the Issuing Bank legal, valid, and binding security interests and liens in the Collateral enforceable in accordance with their terms, and such security interests and liens are fully perfected, first priority security interests, subject only to Permitted Liens.

8.4 Consents or Approvals. The execution, delivery, and performance of this Agreement, the Notes, and the other Loan Documents, and the transactions contemplated thereby, do not require any approval or consent of, or filing or registration with, any Governmental Authority, any other agency or authority, or any other Person, other than approvals or consents, if any, that already have been obtained by Tripwire.

8.5 Financial Condition of Tripwire. The audited financial statement (the “Initial Financial Statement”) of Tripwire dated as of December 31, 2009, that Tripwire delivered to the Administrative Agent prior to the Closing Date presents fairly in all material respects Tripwire’s financial condition and results of operations for the period covered by the Initial

Financial Statement. Since the date of the Initial Financial Statement, there has been no material adverse change in the financial condition or operations of Tripwire, except such changes (if any) that have been disclosed to the Lenders in writing (including interim financial statements provided by Tripwire since the delivery of the Initial Financial Statement to the Lenders).

8.6 Status of Title to Properties and Liens. Tripwire has good and marketable title to all of the Collateral. The Collateral is not subject to any Lien, other than Permitted Liens.

8.7 Status of Taxes. Tripwire has filed all tax returns and reports required to be filed by Tripwire and has paid all Taxes that are due and payable, except where the failure to file such returns and reports, or to pay such Taxes, could not reasonably be expected to have a Material Adverse Effect. The charges and accruals on the books of Tripwire in respect of Taxes for all fiscal periods to date are accurate in all material respects. Taxes not yet due have been provided for as a reserve on the books of Tripwire. There are no claims or assessments against Tripwire by any Governmental Authority with respect to any Taxes, except those (if any) (a) disclosed to the Lenders in writing, and (b) that individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.8 Status of Compliance With Laws. Tripwire is in compliance in all material respects with all Laws applicable to Tripwire, or to Tripwire’s operations or property (including, but not limited to, Environmental Laws and ERISA), except (a) any thereof disclosed in writing to the Lenders whose validity is being contested by Tripwire in good faith by appropriate proceedings, upon stay of execution of the enforcement thereof; or (b) where noncompliance with such Laws would not be likely to have a Material Adverse Effect.

8.9 Existing Subsidiaries. As of the Closing Date, Tripwire does not have any Subsidiaries other than the entities listed in Schedule 8.9 to this Agreement.

8.10 Other Agreements. Tripwire is not in material breach of, or default under, any agreement to which Tripwire is a party, or that is binding on Tripwire or any of Tripwire’s assets, that reasonably could be expected to have a Material Adverse Effect.

8.11 Litigation. Other than as set forth in Schedule 8.11 to this Agreement, there is no litigation, arbitration, proceeding, or investigation pending, or, to the knowledge of Tripwire, threatened against Tripwire that, if adversely determined, reasonably could be expected to have a Material Adverse Effect.

8.12 Investment Company Act. Tripwire is not subject to regulation under the Investment Company Act of 1940, as amended.

8.13 Compliance. Tripwire has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, and copyrights) to allow Tripwire to own and operate Tripwire’s business without any violation of Laws or the rights of others, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. Tripwire is duly authorized, qualified, licensed under, and in compliance with all applicable Laws, except to the extent that any such failure to be so authorized, qualified, licensed under, or in compliance with any such Law could not reasonably be expected to have a Material

Adverse Effect. Furthermore, no event has occurred that permits, or after notice or the lapse of time, or both, would permit, the revocation or termination of any such license, franchise, or other right, or that affects the rights of Tripwire thereunder, that would be likely to result in a Material Adverse Effect.

8.14 Labor Relations. There is (a) no unfair labor practice complaint pending against Tripwire or, to the best knowledge of Tripwire, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Tripwire or, to the best knowledge of Tripwire, threatened, except for such complaints, grievances, and arbitration proceedings that, if adversely decided, could not reasonably be expected to have a Material Adverse Effect, and (b) no strike, labor dispute, slowdown, or stoppage pending against Tripwire or, to the best knowledge of Tripwire, threatened against Tripwire, except for any such strike, labor dispute, slowdown, or stoppage that could not reasonably be expected to have a Material Adverse Effect.

8.15 Federal Reserve Regulations. Tripwire is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loans will be used by Tripwire to purchase or carry any such margin stock (or to extend credit to others for the purpose of purchasing or carrying any such margin stock), or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. If requested to do so by the Administrative Agent, Tripwire promptly will furnish to the Administrative Agent a statement conforming with the requirements of Regulation U.

8.16 Solvency. After giving effect to the Loans and the Letters of Credit, and after giving effect to the application of the proceeds of the Loans and the Letters of Credit, (a) the assets of Tripwire, at a fair valuation, will exceed its debts and liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise); (b) the present fair saleable value of the property of Tripwire will be greater than the amount that will be required to pay the probable amount of Tripwire’s debts and other liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise), as such debts and other liabilities become absolute and mature; (c) Tripwire will be able to pay (and does not intend to incur debts beyond its ability to pay) Tripwire’s debts and liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise), as such debts and liabilities become absolute and mature; and (d) Tripwire will not have unreasonably small capital with which to conduct the business in which Tripwire is engaged, as such business now is conducted and is proposed to be conducted following the Closing Date.

8.17 Existing Shareholders. As of the Closing Date, the Persons listed in Schedule 8.17 to this Agreement (the “Existing Shareholders”) are the owners of the Capital Stock of Tripwire. The percentage of the Capital Stock of Tripwire owned by each of the Existing Shareholders as of the Closing Date is specified in the column in Schedule 8.17 headed “Ownership Percentage.”

8.18 Continuing Representations and Warranties. Tripwire hereby acknowledges and agrees that the representations and warranties of Tripwire in this Article VIII of this Agreement are continuing representations and warranties and that each request for a Loan or a Letter of Credit by Tripwire under this Agreement constitutes a reaffirmation by Tripwire that such representations and warranties are accurate as of the date of the Loan or the Letter of Credit requested by Tripwire.

ARTICLE IX

AFFIRMATIVE COVENANTS

Until Tripwire has paid the Obligations in full and the Commitments have terminated, Tripwire agrees to all of the following, unless the Administrative Agent (at the direction of the Required Lenders, or all of the Lenders, as applicable, pursuant to Section 15.1 of this Agreement) otherwise shall consent in writing (which consent shall not be withheld without reasonable cause):

9.1 Use of Loan Proceeds and Letters of Credit. Tripwire shall use proceeds of the Loans and shall obtain Letters of Credit only for purposes permitted by this Agreement.

9.2 Payments. Tripwire shall pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes and shall pay when due all other amounts payable by Tripwire under this Agreement and the other Loan Documents (including, but not limited to, L/C Obligations).

9.3 Preservation of Tripwire’s Corporate Existence. Tripwire shall preserve and maintain Tripwire’s corporate existence, rights, franchises, and privileges in Delaware and shall qualify and remain qualified as a foreign organization in Oregon and each other jurisdiction where such qualification is necessary or advisable in view of the business and operations of Tripwire, or the ownership of its properties, unless the failure to do so is not likely to have a Material Adverse Effect.

9.4 Keeping Books and Records. Tripwire shall keep adequate records and books of account in which complete entries shall be made, in accordance with GAAP, reflecting all financial transactions of Tripwire, unless the failure to do so is not likely to have a Material Adverse Effect.

9.5 Maintenance of Property. Tripwire shall maintain and preserve all of its material properties in good working order and condition, ordinary wear and tear excepted, and shall from time to time make all needed repairs, renewals, or replacements consistent with industry standards, unless the failure to do so is not likely to have a Material Adverse Effect.

9.6 Permits and Licenses. Tripwire shall possess all permits, contracts, licenses, trademarks, trade names, patents, copyrights, and other authorizations and matters necessary to enable Tripwire to conduct its business in the ordinary course, except those the absence of which would not be likely to have a Material Adverse Effect.

9.7 Payment of Taxes. Tripwire shall pay all Taxes, assessments, or governmental charges on or against Tripwire (or Tripwire’s income or properties) at or prior to the time when they become delinquent, except for any Tax, assessment, or charge that (a) is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained by Tripwire in accordance with GAAP, or (b) if not so paid, would not have a Material Adverse Effect.

9.8 Other Obligations. Tripwire shall pay and discharge before the same shall become delinquent all material Indebtedness, and other material obligations for which Tripwire is liable, or to which Tripwire’s income or property is subject, and all material claims for labor and materials or supplies that, if unpaid, might become by Law a Lien upon all or any portion of the Collateral, or reasonably could be expected to have a Material Adverse Effect.

9.9 Conducting Business. Tripwire shall conduct its business and affairs in the ordinary course of business without material change in nature or emphasis from business operations currently conducted.

9.10 Maintenance of Good Title to Properties; Absence of Liens. Tripwire shall have good and marketable title to all of its material assets and properties (except such properties, assets, or rights as have been disposed of in the ordinary course of business since the date of this Agreement, or which are, in the aggregate, not material to the business or financial condition of Tripwire), free from all Liens (except Permitted Liens), and free from all defects of title that have a Material Adverse Effect.

9.11 Compliance with Laws. Tripwire shall comply in all material respects with all Laws applicable to Tripwire, or to Tripwire’s operations or property (including, but not limited to, Environmental Laws and ERISA), except (a) any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, or (b) where the failure to so comply does not have a Material Adverse Effect.

9.12 Insurance. Tripwire shall keep in force upon all of its properties and operations policies of insurance (a) carried with companies in such amounts and covering all such risks as shall be customary in the industry in which Tripwire conducts its business, and (b) satisfactory to the Administrative Agent in its reasonable discretion. Those insurance policies shall contain a provision in which the insurer agrees to give the Administrative Agent at least 10 days’ prior, written notice of any cancellation or material modification of the policy issued by such insurer. Tripwire on request shall deliver to the Administrative Agent certificates of insurance or duplicate policies evidencing such coverage. The Administrative Agent shall be named as a lender loss payee on any policy of insurance with respect to the Collateral. If Tripwire fails to maintain the insurance required by this Agreement, the Administrative Agent may arrange for such insurance, at Tripwire’s expense, but without any responsibility on the Administrative Agent’s part for (w) obtaining the insurance, (x) the solvency of the insurance company or companies, (y) the adequacy of the coverage, or (z) the collection of claims.

9.13 Inspection. Tripwire shall permit the Administrative Agent, any Lender, and their designees, at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if a Default or an Event of Default shall have occurred and is continuing, at any time and without prior notice), to (a) visit and inspect the properties of Tripwire, (b) examine the Collateral, (c) make copies of and take abstracts from the books and records of Tripwire, and (d) discuss the affairs, finances, and accounts of Tripwire with appropriate officers, employees, and accountants, all at the expense of Tripwire, provided, however, that the Administrative

Agent and the Lenders agree that before they request information from Tripwire’s outside accountants, the Administrative Agent and the Lenders shall request the information in question from Tripwire and shall seek such information from Tripwire’s accountants only if Tripwire fails to provide the information to the Administrative Agent and the Lenders reasonably promptly. Without limiting the generality of the foregoing, Tripwire shall permit periodic reviews (as determined by the Administrative Agent in its reasonable discretion) of the books and records of Tripwire to be carried out by the Administrative Agent. The Administrative Agent and the Lenders shall make reasonable efforts to cause their inspections, visitations, and examinations of the books, records, and assets to Tripwire to be conducted jointly.

9.14 Financial Reports and Other Information. Tripwire shall deliver to the Administrative Agent and the Lenders the statements and other information listed below:

(a) within 45 days after the end of each calendar quarter, the unaudited balance sheet and statements of income and cash flow of Tripwire as of the end of such quarter (and for the period from the start of Tripwire’s then-current fiscal year to the end of such quarter) accompanied by a certificate of the Responsible Officer that such unaudited balance sheet and statements of income and cash flow present fairly the financial position and the results of operations of Tripwire as of the end of and for such quarter;

(b) within 45 days after the end of each calendar quarter, a written report calculating (i) the performance of Tripwire with respect to the financial covenants set forth in Section 10.1 and Section 10.2 of this Agreement, and (ii) the Leverage Ratio as of the end of the immediately preceding calendar quarter, which reports shall be in a form satisfactory to the Administrative Agent in its reasonable discretion, shall include reasonable detail regarding the manner in which the financial covenants and the Leverage Ratio were calculated, and shall be accompanied by a certificate of the Responsible Officer that the report is accurate in all material respects and that as of the end of the calendar quarter in question, and as of the date of the certificate, no Default or Event of Default existed;

(c) within 120 days following the end of each calendar year, annual financial statements, audited by certified public accountants selected by Tripwire and satisfactory to the Administrative Agent in its reasonable discretion, and accompanied by copies of the unqualified audit opinion and, if requested by any Lender, management letters issued by the auditors;

(d) before March 1 of each calendar year, Tripwire’s annual operating plan for such year, which plan shall be in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

(e) prompt notice of any Default or Event of Default and of any material change in the financial condition, management, property, or business operations of Tripwire;

(f) periodic (and not less than annual) reports of all pending and threatened, in writing, claims, litigation, and governmental proceedings against Tripwire that if adversely determined reasonably could be expected to have a Material Adverse Effect; and

(g) within a reasonable time, such additional information as and when reasonably requested by the Administrative Agent or any Lender regarding the Collateral, or the business and financial condition of Tripwire, or any of Tripwire’s Affiliates.

9.15 Deposit Accounts. Tripwire shall maintain all of its primary operating deposit accounts and treasury management relationships with U.S. Bank on and after a date agreeable to Tripwire and U.S. Bank (which date shall be one that provides Tripwire with a reasonable period of time to transfer its existing primary operating deposit accounts and treasury management relationships to U.S. Bank).

9.16 Notification of Change of Name or Jurisdiction of Organization. Tripwire shall notify the Administrative Agent in writing at least 10 Business Days before Tripwire changes (a) its name or identity in any manner, or (b) the state under the laws of which Tripwire is organized.

9.17 ERISA Reports. With respect to any Plan, Tripwire shall furnish to the Administrative Agent promptly (a) written notice of the occurrence of a “reportable event” (as defined in Section 4043(c) of ERISA), excluding any such event notice of which has been waived (whether by statute, regulation, or otherwise), (b) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (c) a copy of any notice of intent to terminate any Plan under circumstances that reasonably could be expected to result in a material liability to Tripwire, (d) notice that Tripwire will or may incur any material liability to or on account of a Plan under ERISA, (e) notice of any complete or partial withdrawal from any multiemployer Plan, (f) a copy of any notice with respect to a multiemployer Plan that such plan is terminated or is “insolvent” (as defined in Section 4245 of ERISA), or in “reorganization” (as defined in Section 4241 of ERISA, and (g) a copy of any assessment of withdrawal liability (or preliminary estimate thereof following a complete or partial withdrawal by Tripwire) with respect to a multiemployer Plan. Any notice to be provided to the Administrative Agent under this Section 9.17 of this Agreement shall include a certificate of the Responsible Officer setting forth details as to such occurrence and the action, if any, that Tripwire is required or proposes to take, together with any notices required or proposed to be filed with or by Tripwire, the PBGC, the Internal Revenue Service, the trustee, or the Plan administrator with respect thereto. Promptly after the adoption of any Plan, Tripwire shall notify the Administrative Agent and the Lenders of such adoption.

9.18 Environmental Compliance. Tripwire shall comply in all material respects with all applicable Environmental Laws in all jurisdictions in which Tripwire operates now or in the future, and Tripwire shall comply in all material respects with all such Environmental Laws that may in the future be applicable to Tripwire’s business, properties, and assets. If Tripwire shall (a) receive written notice that any material violation of any Environmental Law may have been committed or is about to be committed by Tripwire, (b) receive written notice that any administrative or judicial complaint or order has been filed, or is about to be filed, against Tripwire alleging a material violation of any Environmental Law, or requiring Tripwire to take any action in connection with the release of Hazardous Materials into the environment, (c) receive any written notice from a Governmental Authority or private party alleging that Tripwire may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, or (d) receive written notice of any investigative proceedings commenced by a Governmental Authority against Tripwire regarding any violation or potential violation of Environmental Laws, Tripwire within 10 Business Days of such notice shall inform the Administrative Agent of such notice (and shall provide the Administrative Agent with a copy of any such notice) and of any action being taken, or proposed to be taken, by Tripwire with respect to the subject of such notice.

9.19 Subsequently Formed Domestic Subsidiaries’ Collateral. With respect to any Domestic Subsidiary created or acquired by Tripwire, or any Subsidiary of Tripwire, after the Closing Date, Tripwire promptly shall cause such Domestic Subsidiary to execute and deliver to the Administrative Agent a security agreement (the “Subsidiary Security Agreement”) in form and content satisfactory to the Administrative Agent (in its reasonable discretion) and such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected, first priority security interest in all existing and after-acquired personal property (other than assets referenced in Section 9.21 of this Agreement) of such new Domestic Subsidiary. Nothing in this Section 9.19 of this Agreement modifies or alters the provisions of Section 11.15 of this Agreement, which require Tripwire to obtain the consent of the Required Lenders before forming, creating, acquiring, or otherwise becoming the owner of a Subsidiary (other than Tripwire Japan KK) on or after the Closing Date.

9.20 Delivery of Domestic Subsidiary Guaranties. At the time any new Domestic Subsidiary is required to provide a Subsidiary Security Agreement to the Administrative Agent in accordance with Section 9.19 of this Agreement, Tripwire shall cause the Domestic Subsidiary to (a) execute an unconditional guaranty (each of which is referred to in this Agreement as a “Subsidiary Guaranty”) in form and content satisfactory to the Administrative Agent in its reasonable discretion, and (b) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in item (a) above, which opinions shall be in customary form and substance and from counsel satisfactory to the Administrative Agent in its reasonable discretion. Pursuant to the terms of the Subsidiary Guaranty, each Domestic Subsidiary shall guarantee unconditionally the payment and performance of the Obligations. Nothing in this Section 9.20 of this Agreement modifies or alters the provisions of Section 11.15 of this Agreement, which require Tripwire to obtain the consent of the Required Lenders before forming, creating, acquiring, or otherwise becoming the owner of a Subsidiary (other than Tripwire Japan KK) on or after the Closing Date.

9.21 Additional Stock Pledge Agreements with Respect to Subsequently Formed Foreign Subsidiaries. With respect to any Foreign Subsidiary created or acquired by Tripwire, or a Subsidiary of Tripwire, after the Closing Date, Tripwire promptly shall (a) execute and deliver (or shall cause its Subsidiary to execute and deliver) to the Administrative Agent a Stock Pledge Agreement in a form that the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected, first priority security interest in the Capital Stock of such new Foreign Subsidiary (provided that in no event shall more than 65 percent of the total outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), and (b) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Person, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest in such Capital Stock.

9.22 Subsequently Acquired Collateral. If Tripwire or any Domestic Subsidiary of Tripwire acquires any assets after the Closing Date as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, then Tripwire (or its Subsidiary, as applicable) promptly shall execute and deliver to the Administrative Agent an amendment to the Security Agreement, or Subsidiary Security Agreement, as applicable, or such other documents as the Administrative Agent reasonably deems necessary or advisable to enable the Administrative Agent, for the benefit of the Lenders, to obtain a perfected, first priority security interest in such property.

ARTICLE X

FINANCIAL COVENANTS

10.1 Borrowing Rate Ratio Covenant. As of September 30, 2010, and the last day of each calendar quarter thereafter, Tripwire shall have a Borrowing Base Ratio greater than or equal to 1.50 to 1.00.

10.2 Minimum Adjusted EBITDA Covenant. For the 12-month periods ending September 30, 2010, and the last day of each calendar quarter thereafter, Tripwire shall have Adjusted EBITDA of at least the amounts specified below during the measurement period in question:

Minimum Required Adjusted EBITDA	Ending Date of Measurement Period
$5,000,000	September 30, 2010
$6,000,000	December 31, 2010
$7,000,000	March 31, 2011
$8,000,000	June 30, 2011, and thereafter

ARTICLE XI

NEGATIVE COVENANTS

Until Tripwire has paid the Obligations in full and the Commitments have terminated, Tripwire shall not do any of the following, unless the Administrative Agent (at the direction of the Required Lenders, or all of the Lenders, as applicable, pursuant to Section 15.1 of this Agreement) shall consent in writing (which consent shall not be withheld without reasonable cause):

11.1 Liquidation, Merger, or Sale of Assets. Tripwire shall not:

(a) liquidate or dissolve Tripwire, or all or any material part of Tripwire’s operations,

(b) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with Tripwire, provided, however, that (i) as part of a Permitted Acquisition, Tripwire may merge with a Person if Tripwire is the surviving Person, and (ii) any Subsidiary of Tripwire may be merged, consolidated, or amalgamated (A) with or into Tripwire (provided that Tripwire shall be the continuing or surviving entity), or (B) with or into a Domestic Subsidiary of Tripwire;

(c) enter into any joint venture, partnership, or other combination that is material in amount or effect in relation to Tripwire’s existing business operation at the time in question; or

(d) sell, lease, transfer, enter into a sale-leaseback transaction or securitization, or otherwise dispose of (in a single transaction or a series of transactions) all or any material portion of Tripwire’s business or assets, except (i) sales of inventory in the ordinary course of business, (ii) the sale or trade-in of used, surplus, or obsolete equipment for reasonably equivalent value, or (iii) the sale of accounts as to which collection is doubtful in the ordinary course of Tripwire’s business, consistent with past practice.

11.2 Operations. Tripwire shall not engage in any material line of business that is substantially different from or unrelated to the present business activities or products of Tripwire.

11.3 Indebtedness. Tripwire shall not create, incur, assume, guarantee, or be or remain liable with respect to any Indebtedness, other than the following:

(a) the Obligations;

(b) Indebtedness existing as of the date of this Agreement;

(c) Indebtedness for Taxes, assessments, or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 9.7 of this Agreement;

(d) current liabilities on open account for the purchase price of services, materials, and supplies incurred by Tripwire in the ordinary course of business (not as a result of borrowing);

(e) Indebtedness of Tripwire or any Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation, and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

(f) Indebtedness of a Person existing at the time such Person became a Subsidiary of Tripwire (or a Subsidiary of a Subsidiary of Tripwire) in a Permitted Acquisition (such Person, an “Acquired Person”), together with all Indebtedness assumed by Tripwire or any of its Subsidiaries in connection with any Permitted Acquisition, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of Tripwire in such acquisition, and (ii) such Indebtedness (together with any other Indebtedness under Section 11.3(j) of this Agreement) does not exceed the limitation set forth in Section 11.3(j) of this Agreement;

(g) Earn-Out Obligations, in an aggregate amount outstanding at any time not exceeding $5,000,000;

(h) Guarantees, if any, disclosed in Schedule 11.3(h) to this Agreement,

(i) the endorsement of checks and other items and instruments in the ordinary course of business;

(j) other Indebtedness (including Indebtedness incurred or assumed in connection with a Permitted Acquisition, other than Earn-Out Obligations) in an aggregate amount outstanding at any time not exceeding $3,000,000 incurred at a time that no Default or Event of Default exists (and that would not result in a Default or an Event of Default); and

(k) Indebtedness incurred to refinance any Indebtedness permitted by this Section 11.3 of this Agreement (provided that such refinancing is on comparable or better terms, as determined by the Administrative Agent in its reasonable discretion).

11.4 Liens. Tripwire shall not create, incur, assume, or suffer to exist any Lien of any kind, including the Lien or retained security title of a conditional vendor upon or with respect to any of Tripwire’s property or assets, or assign or otherwise convey any right to receive income, except the following (“Permitted Liens”):

(a) Liens in favor of the Administrative Agent or the Lenders to secure the Obligations;

(b) Liens existing as of the date of this Agreement and disclosed in Schedule 11.4(b) to this Agreement;

(c) purchase money security interests securing Indebtedness permitted under this Agreement, provided that (i) each such purchase money security interest is given solely to secure the purchase price of such property, does not extend to any other property, and is given contemporaneously with the acquisition of the property, and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost of such property, or its fair market value at the time of acquisition;

(d) Liens incidental to the conduct of Tripwire’s business, or the ownership of its property and assets, that do not involve borrowing money or otherwise obtaining credit, and that do not in the aggregate materially detract from the value of Tripwire’s property or assets, or materially impair the use thereof in the operation of Tripwire’s business;

(e) Liens, rights of setoff, and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Tripwire granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements (provided, however, that nothing in this Section 11.4(e) of this Agreement shall relieve Tripwire of its obligation under Section 9.15 of this Agreement to maintain its primary deposit accounts and banking relationships with U.S. Bank);

(f) Liens for Taxes, assessments, or other governmental charges that (i) are not delinquent, or, (ii) if delinquent, are being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Tripwire, provided, however, that if such contest is not successful, the Lien in question no longer shall be a Permitted Lien, and the existence of such Lien shall constitute an Event of Default, unless Tripwire pays in full the Taxes, assessments, or other charges secured by the Lien in question within 30 days of the date that the contest thereof fails;

(g) landlords’ and lessors’ liens in respect of rent not in default or liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; carriers’, mechanics’, warehouseman’s, laborers’, and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent;

(h) Liens securing the performance of bids, tenders, or contracts (other than for the payment of money);

(i) Liens securing statutory obligations, or surety bonds, indemnity bonds, performance bonds, or other similar bonds incidental to the conduct of Tripwire’s business in the ordinary course and that do not in the aggregate materially detract from the value of Tripwire’s property, or materially impair the use thereof in the operation of Tripwire’s business;

(j) judgment liens that do not constitute an Event of Default under Section 12.1(h) of this Agreement;

(k) rights of lessors under Capital Leases (to the extent such Capital Leases are permitted under this Agreement) covering only the assets leased;

(l) easements, rights of way, restrictions, and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of Tripwire’s business;

(m) Liens existing on property acquired by Tripwire or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed) in connection with a Permitted Acquisition, provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of Tripwire (or any other Subsidiary of Tripwire) following such acquisition, and (iii) the Indebtedness secured by such Liens is permitted by Section 11.3(f) of this Agreement; and

(n) Liens constituting a renewal, extension, or replacement of any Permitted Lien.

11.5 Restricted Payments. Tripwire shall not pay, make, declare, or authorize any Restricted Payment, except:

(a) reasonable compensation paid to employees, officers, and directors in the ordinary course of business and consistent with prudent business practices;

(b) arm’s length transactions with Affiliates in the ordinary course of Tripwire’s business; and

(c) loans and advances to officers and employees of Tripwire in the ordinary course of business (including for travel, entertainment, and relocation expenses) in an aggregate amount not to exceed $250,000 at any time outstanding.

11.6 Investments; Purchases of Assets. Tripwire shall not make or maintain any Investments, or purchase or otherwise acquire any material amount of assets, other than:

(a) Qualified Investments;

(b) Permitted Acquisitions;

(c) assets acquired with Indebtedness permitted under this Agreement;

(d) purchases of inventory in the ordinary course of business;

(e) normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

(f) loans and advances to officers and employees of Tripwire in the ordinary course of business (including for travel, entertainment, and relocation expenses) in an aggregate amount not to exceed $250,000 at any time outstanding;

(g) Investments in the ordinary course of business consisting of endorsements for collection or deposit, or lease, utility, and other similar deposits and deposits with suppliers in the ordinary course of business;

(h) Guarantees permitted by Section 11.3(h) of this Agreement;

(i) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business; and

(j) other Investments, including purchases of software, made at a time that no Default or Event of Default exists (and that would not result in a Default or an Event of Default) that do not exceed $5,500,000 in the aggregate during any calendar year.

11.7 Restrictive Agreements. Tripwire will not directly or indirectly enter into, incur, or permit to exist any agreement that prohibits, restricts, or imposes any condition upon the ability of Tripwire to create, incur, or permit any Lien upon any of the Collateral, except (a) restrictions or conditions imposed by Law, or by this Agreement or any other Loan Document, (b) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (c) customary provisions in leases restricting the assignment thereof.

11.8 ERISA Compliance. Neither Tripwire nor any Plan shall (a) engage in any Prohibited Transaction with respect to any Plan that would have a Material Adverse Effect, (b) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived that would have a Material Adverse Effect, (c) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or to make any other contribution required under the terms of any Plan or any collective bargaining agreement with respect to a multiemployer Plan that would have a Material Adverse Effect, (d) terminate any Plan in a manner that results in the imposition of a lien on any property of Tripwire; or (e) withdraw (in a complete or partial withdrawal within the meaning of Section 4203 or Section 4205 of ERISA, respectively) from a multiemployer Plan if such withdrawal would have a Material Adverse Effect. Each Plan shall comply in all material respects with ERISA, except to the extent failure to comply in any instance would not have a Material Adverse Effect.

11.9 Transactions With Affiliates. Tripwire shall not, directly or indirectly, enter into any purchase, sale, lease, sale-leaseback, or other transaction with any Affiliate, except transactions in the ordinary course of business on terms that are no less favorable to Tripwire than those that might be obtained at the time in a comparable arm’s-length transaction with any Person that is not an Affiliate.

11.10 Hostile Tender Offer. Tripwire shall not commence or pursue any takeover or acquisition of another Person (or its Capital Stock), and shall not commence a tender offer pursuant to Section 14(d)(1) of the Exchange Act to acquire shares of the Capital Stock of a Person that would result in Tripwire obtaining Control of such Person, without in any such case either (a) the prior consent of all of the Lenders, or (b) the agreement of such Person.

11.11 Fiscal Year and Accounting Changes. Tripwire shall not (a) change its fiscal year, or (b) make any significant change (i) in accounting treatment and reporting practices (except as required by GAAP), or (ii) in tax reporting treatment (except as required by Law).

11.12 Change of Location. Tripwire shall not change the state in which it is located (as such location is determined by the Uniform Commercial Code in effect in Oregon at the time in question).

11.13 Prohibition on Changes in Ownership. Tripwire shall not undergo a Change of Control.

11.14 Prohibition on Changes in Organizational Structure or Organizational Documents. Except for changes made in connection with its initial public offering, Tripwire shall not make any material changes in its organizational structure and shall not permit any material changes in its organizational documents.

11.15 Subsidiaries. Tripwire shall not create or acquire any Subsidiary other than those identified in Schedule 8.9 to this Agreement.

11.16 Prepayments of Indebtedness. Tripwire shall not prepay, redeem, purchase, defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any material (as determined by the Administrative Agent in its reasonable discretion) Indebtedness included in items (a), (b), (d), and (f) of the definition of “Indebtedness,” except prepayment of the Obligations.

ARTICLE XII

EVENTS OF DEFAULT

12.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Tripwire shall fail to pay any amount of principal payable by Tripwire under the Notes, the Letter of Credit Reimbursement Agreement, this Agreement, or any other Loan Document on the date that such payment is due;

(b) Tripwire shall fail to pay any amount of interest, fees, costs, or any other amount payable by Tripwire under the Notes, the Letter of Credit Reimbursement Agreement, this Agreement, or any other Loan Document within three Business Days of the date that such payment is due;

(c) any representation or warranty of Tripwire made in this Agreement, any other Loan Document, or any certificate, notice, or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made;

(d) Tripwire shall fail to have complied with (i) any of the provisions of Sections 9.1, 9.2, 9.9, 9.16, and 9.19 through 9.22 of this Agreement, or (ii) any of the provisions of Article X or Article XI of this Agreement;

(e) Tripwire shall fail to have complied with the provisions of Section 9.12 of this Agreement, and such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to Tripwire by the Administrative Agent or, if after Tripwire becomes aware of any such occurrence (and does not reasonably believe that the event or occurrence in question does not constitute a Default or an Event of Default) Tripwire fails to give the Administrative Agent timely notice of any such occurrence, then 10 Business Days after Tripwire became aware of the occurrence of the Default or Event of Default;

(f) Tripwire shall fail to perform or observe any other covenant, obligation, or term of this Agreement, or any of the Loan Documents (except those governed by Section 12.1(a) through Section 12.1(e) above), and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Tripwire by the Administrative Agent or, if after Tripwire becomes aware of any such occurrence (and does not reasonably believe that the event or occurrence in question does not constitute a Default or an Event of Default) Tripwire fails to give the Administrative Agent timely notice of any such occurrence, then 30 days after Tripwire became aware of the occurrence of the Default or Event of Default;

(g) Tripwire shall (i) fail to pay when due (after any applicable grace period) any amount payable in respect of any Indebtedness (including undrawn, committed, or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,000,000 in principal amount, or (ii) fail to observe or perform (after any applicable notice or grace period) any term, covenant, or agreement evidencing or securing such Indebtedness, and the effect of such failure to observe or perform is to cause the acceleration of the maturity of such Indebtedness;

(h) a judgment or order for the payment of money shall be entered against Tripwire by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of Tripwire that in the aggregate exceeds $2,000,000 in value, and such judgment, order, warrant, or process shall continue undischarged, unstayed, or unbonded for 30 days;

(i) Tripwire shall fail to pay when due any amount in excess of $1,000,000 that Tripwire shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, Tripwire has established and is maintaining adequate reserves in accordance with GAAP, and no lien shall have been filed on any property of Tripwire to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans under circumstances that would have a Material Adverse Effect; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated under circumstances that would have a Material Adverse Effect;

(j) the Lenders shall fail to have an enforceable first priority Lien against any material portion of the Collateral (provided, however, that the existence of any Permitted Lien shall not result in an Event of Default under this clause (i), and, provided further, that if the failure of the Lenders to have such an enforceable, first priority Lien is due solely to the action or inaction of the Lenders, such failure shall not constitute an Event of Default hereunder);

(k) any event that has had or reasonably could be expected to have a Material Adverse Effect; or

(l) Tripwire shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Tripwire in any jurisdiction seeking to adjudicate Tripwire bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of Tripwire, or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for Tripwire, or for such part of its property as in the good faith opinion of the Administrative Agent is a substantial part; or any such proceeding shall be instituted against Tripwire that is not dismissed within 60 days after the institution thereof; or Tripwire shall take any corporate action to authorize any of the actions set forth above in this Section 12.1(l); or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of Tripwire.

12.2 Consequences of Default. If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Required Lenders may invoke the Default Interest Rate and interest shall accrue and be payable by Tripwire on the Obligations at that rate thereafter until the Event of Default is cured. The Required Lenders may, at their option, instruct the Administrative Agent to declare the principal of and the interest on the Notes and all other sums payable by Tripwire under this Agreement or under any other Loan Document to be immediately due and payable, whereupon the same shall become immediately due and payable (with interest accruing and payable thereon at the Default Interest Rate) without protest, presentment, notice, or demand, all of which Tripwire expressly waives. If any Event of Default occurs, the Administrative Agent, at the request of the Required Lenders, shall declare the Commitments to be terminated (at which time the Commitments shall be terminated). Furthermore, upon the occurrence of an Event of Default pursuant to Section 12.1(l) of this Agreement, all of the Obligations shall be immediately due and payable, the Commitments and the Letter of Credit Commitment shall be terminated, and the obligation of Tripwire to cash collateralize the L/C Obligations in accordance with Section 4.10(b) of this Agreement automatically shall become effective.

12.3 Remedies Following Acceleration. Upon the occurrence and continuance of an Event of Default, the Administrative Agent (at the direction of the Required Lenders) may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable Law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Loan Documents. All of the Administrative Agent’s and the Lenders’ rights and remedies shall be cumulative and non-exclusive to the maximum extent permitted by applicable Law.

12.4 Allocation of Payments. If the Commitments shall have been terminated, or the Obligations shall have been declared immediately due and payable pursuant to Section 12.2 of this Agreement, all funds received from or on behalf of Tripwire (including as proceeds of Collateral) by any Lender in respect of the Obligations immediately shall be remitted to the Administrative Agent. All funds received by the Administrative Agent pursuant to the preceding sentence, together with all other funds received by the Administrative Agent from or on behalf of Tripwire (including proceeds of Collateral) in respect of the Obligations following termination of the Commitments, or acceleration of the Obligations, shall be applied by the Administrative Agent in the following manner and order:

(a) to reimburse the Administrative Agent, and then to reimburse the Lenders, in that order, for any amounts payable pursuant to Sections 15.10 and 15.11 of this Agreement;

(b) to the payment of any fees owed by Tripwire to the Administrative Agent, the Lenders, and the Issuing Bank pursuant to this Agreement or any other Loan Document;

(c) to the payment of interest due on the Loans and any L/C Obligations;

(d) to the payment of the outstanding principal balance of the Loans and any L/C Obligations;

(e) to the payment of any Obligations other than those specified in items (a) through (d) above; and

(f) to the Administrative Agent, for the account of the Issuing Bank, to cash collateralization the aggregate undrawn amount of Letters of Credit; and

(g) any remaining funds shall be returned to Tripwire, paid to the Person entitled to such funds, or distributed as a court of competent jurisdiction shall direct.

ARTICLE XIII

ASSIGNMENT AND PARTICIPATION

13.1 Assignment of the Loans. Any Lender at any time may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.1 of this Agreement participations in L/C Obligations) at the time owing to such Lender), provided, however, that any such assignment shall be subject to the following conditions:

(a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount needs to be assigned;

(b) in any case not described in paragraph (a) of this Section 13.1 of this Agreement, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default otherwise has occurred and is continuing, Tripwire, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(c) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(d) no consent shall be required for any assignment, except to the extent required by paragraph (b) of this Section 13.1 of this Agreement and, in addition:

(i) the consent of Tripwire (such consent not to be unreasonably withheld or delayed) shall be required, unless (A) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (B) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such lender, or an Approved Fund with respect to such Lender; and

(iii) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(e) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.2 of this Agreement, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder, to the extent of the interest assigned by such Assignment and Assumption Agreement, shall be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.1, 6.10, 6.11, 6.13, and 6.14 of this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 of this Agreement shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3 of this Agreement.

13.2 Register. The Administrative Agent, acting solely for this purpose as an agent of Tripwire, shall maintain at its designated office a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms of this Agreement from time to time. The entries in the Register shall be conclusive, and Tripwire, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender under this Agreement for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Tripwire and any Lender, at any reasonable time and from time to time, upon reasonable prior notice.

13.3 Participations. Any Lender at any time, without the consent of, or notice to Tripwire or the Administrative Agent, may sell participations to any Person (other than a natural person or Tripwire or any of Tripwire’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and (c) Tripwire, the Administrative Agent, the Lenders, and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the second sentence of Section 15.1 of this Agreement that affects such Participant. Subject to Section 13.4 of this Agreement, Tripwire agrees that each Participant shall be entitled to the benefits of Section 6.12 of this Agreement to the same extent as if such Participant were a Lender and had acquired its interest by assignment pursuant to Section 13.1 of this Agreement. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 15.2 of this Agreement as though it were a Lender, provided that such Participant agrees to be subject to Section 15.3 of this Agreement as though it were a Lender.

13.4 Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 6.1, 6.2, or 6.7 of this Agreement than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Tripwire’s prior, written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Sections 6.1 and 6.2 of this Agreement unless Tripwire is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Tripwire, to comply with Section 6.3 of this Agreement as though it were a Lender.

13.5 Certain Pledges. Any Lender at any time may pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, provided that no such pledge or assignment shall release such Lender from any of its obligations under this Agreement, or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

13.6 Resignation as the Issuing Bank After Assignment. Notwithstanding anything to the contrary contained in this Agreement, if at any time U.S. Bank assigns all of its Commitment and Loans pursuant to Section 13.1 of this Agreement, U.S. Bank may, upon 30 days’ notice to Tripwire and the Lenders, resign as the Issuing Bank. In the event of any such resignation by U.S. Bank as the Issuing Bank, Tripwire shall be entitled to appoint from among the Lenders a successor Issuing Bank under this Agreement, provided, however, that no failure by Tripwire to appoint any such successor shall affect the resignation of U.S. Bank as the Issuing Bank. If U.S. Bank resigns as the Issuing Bank, U.S. Bank shall retain all the rights, powers, privileges, and duties of the Issuing Bank under this Agreement with respect to all Letters of Credit and all L/C Obligations outstanding as of the effective date of its resignation as the Issuing Bank (including the right to require the Lenders to make Base Rate Loans, or fund risk participations in Unreimbursed Amounts, pursuant to Section 4.14 and Sections 4.15 through 4.17, respectively, of this Agreement). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession, or make other arrangements satisfactory to U.S. Bank to effectively assume the obligations of U.S. Bank with respect to such Letters of Credit and all L/C Obligations payable to U.S. Bank.

ARTICLE XIV

AGENCY

14.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent under this Agreement and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XIV of this Agreement are solely for the benefit of the Administrative Agent, the Lenders, and the Issuing Bank, and Tripwire shall not be (or have rights as) a third party beneficiary of any of such provisions.

14.2 Collateral Agent. The Administrative Agent also shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a party to a Cash Management Agreement or a Hedging Agreement) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Document to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents, and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 14.7 of this Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XIV and Article XV (including Section 15.11 of this Agreement, as though such co-agents, sub-agents, and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

14.3 Rights as a Lender. The Person serving as the Administrative Agent under this Agreement shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same rights and powers as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent under this Agreement. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Tripwire (or any Subsidiary or other Affiliate of Tripwire) as if such Person were not the Administrative Agent under this Agreement and without any duty to account therefor to the Lenders.

14.4 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations, except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement, or by the other Loan Documents, that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability, or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Tripwire or any of its Affiliates that is communicated to, or obtained by, the Person serving as the Administrative Agent, or any of its Affiliates, in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent, or at the request, of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances, as provided in Sections 12.2 and 15.1 of this Agreement), or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default or Event of Default is given to the Administrative Agent by Tripwire, a Lender, or the Issuing Bank.

14.5 Limited Responsibility of the Administrative Agent. The Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (a) any statement, warranty, or representation made in or in connection with this Agreement, or any other Loan Document, (b) the contents of any certificate, report, or other document delivered under this Agreement or under any other Loan Document, or in connection with this Agreement or any other Loan Document, (c) the performance or observance of any of the covenants, agreements, or other terms or conditions set forth in this Agreement or any other Loan Document, or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness, or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument, or document, (e) the satisfaction of any condition set forth in Article II of this Agreement, or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (f) the existence, value, collectability, adequacy, or sufficiency of the Collateral, or any part of the Collateral, or the validity, effectiveness, perfection, or relative priority of the Liens of the Lenders in the Collateral.

14.6 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, internet or intranet website posting, or other distribution) believed by the Administrative Agent to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to the Administrative Agent orally or by telephone and believed by the Administrative Agent to have been made by the proper Person, and shall not incur any liability for relying on such statement. In determining compliance with any condition under this Agreement to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank, unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Tripwire), independent accountants, and other experts selected by the Administrative Agent, and shall not be liable for any action taken or not taken by the Administrative Agent in accordance with the advice of any such counsel, accountants, or experts.

14.7 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement, or under any other Loan Document, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XIV of this Agreement shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such-sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for in this Agreement, as well as activities as the Administrative Agent.

14.8 Resignation of Administrative Agent. The Administrative Agent at any time may give notice of resignation to the Lenders, the Issuing Bank, and Tripwire. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Tripwire, to appoint a successor, which shall be a bank having a combined capital and surplus in excess of $500,000,000, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, with, so long as no Default of Event of Default then exists, the consent of Tripwire (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify Tripwire and the Lenders that no qualifying Person has accepted such appointment, then such resignation nonetheless shall become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications, and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 14.8 of this Agreement. Upon the acceptance of a successor’s appointment as the Administrative Agent under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations under this Agreement, or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 14.8 of this Agreement). The fees payable by Tripwire to a successor Administrative Agent shall be the same as those payable to such Administrative Agent’s predecessor, unless otherwise agreed between Tripwire and such successor Administrative Agent. After the retiring Administrative Agent’s resignation under this Agreement and under the other Loan Documents, the provisions of this Article XIV of this Agreement and Sections 15.10 through 15.14 of this Agreement shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents, and their respective Related Parties in respect of any actions taken, or omitted to be taken, by any of them while the retiring Administrative Agent was acting as Administrative Agent.

14.9 Resignation as Administrative Agent Also Constitutes Resignation as Issuing Bank. Any resignation by U.S. Bank as the Administrative Agent pursuant to Section 14.8 of this Agreement also shall constitute U.S. Bank’s resignation as the Issuing Bank. Upon the acceptance of a successor’s appointment as the Administrative Agent under this Agreement, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession, or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

14.10 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or document furnished under this Agreement or under any other Loan Document.

14.11 No Other Duties. Notwithstanding anything in this Agreement to the contrary, none of the Lenders shall have any powers, duties, or responsibilities under this Agreement, or any of the other Loan Documents, except in such Lender’s capacity, as applicable, as the Administrative Agent, a Lender, or the Issuing Bank under this Agreement.

14.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable, and irrespective of whether the Administrative Agent shall have made any demand on Tripwire) shall be entitled and empowered, by intervention in such proceeding or otherwise, to do the following:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, and the Administrative Agent (including, but not limited to, any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders, the Issuing Bank, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, and the Administrative Agent under Sections 3.7, 3.8, 4.6, 4.7, 5.1, 6.1, 6.5, 6.7, and 6.12 of this Agreement allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding hereby is authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the

Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 14.15, 15.10, and 15.11 of this Agreement. Nothing contained in Article XIV of this Agreement shall be deemed to authorize the Administrative Agent to authorize or consent to, or accept or adopt, on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Collateral and Guaranty Matters. Each of the Lenders and the Issuing Bank irrevocably authorize each of the Administrative Agent and the Collateral Agent, at such agent’s option and in such agent’s discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under any secured Cash Management Agreement and secured Hedging Agreement as to which arrangements satisfactory to the Lender (or Lenders) party to the applicable Cash Management Agreement or Hedging Agreement shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 15.1 of this Agreement;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 11.4 of this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.13. In each case as specified in this Section 14.13 of this Agreement, the Administrative Agent will, at Tripwire’s expense, execute and deliver to Tripwire such documents as may reasonably be necessary to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 14.13 of this Agreement.

14.14 General Duties of the Administrative Agent. The Administrative Agent shall serve as designated agent for the Lenders under this Agreement and the other Loan Documents with respect to the structuring, preparation, and negotiation of the Loan Documents and amendments and modifications thereto and with respect to the filing and recordation of Liens, the management of deposit accounts, and the receipt and disbursement of funds to, from, and on behalf of Tripwire and the Lenders, and the other administrative functions specifically set forth in this Agreement and other Loan Documents as assigned to the Administrative Agent. The Administrative Agent shall serve as designated agent for the Lenders with respect to matters involving collateral inspection and other functions specifically set forth in this Agreement as assigned to the Administrative Agent. Nothing in this Agreement shall prevent any Lender from conducting such other examinations or inspection of the Collateral as reasonably may be required by such Lender, provided, however, that the costs of such examinations or inspections shall be for the account of the Lender conducting any such examination or inspection.

14.15 The Administrative Agent’s Compensation. Tripwire shall pay the Administrative Agent an annual administrative fee in the amount specified in the Agent Fee Letter for services rendered by the Administrative Agent in the execution of the agency created by this Agreement and in the exercise and performance of any of the powers and duties of the Administrative Agent under this Agreement and the other Loan Documents. Tripwire shall pay the Administrative Agent its administrative fee in equal quarterly installments on the first Business Day of each calendar quarter. The Administrative Agent’s compensation under this Agreement shall not be limited by any provisions of applicable Law in regard to the compensation of a trustee of an express trust, and if an Event of Default shall occur and be continuing, the Administrative Agent shall be entitled to receive compensation reasonable in relation to its responsibilities under this Agreement.

14.16 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner of such Note for all purposes unless and until a written notice of the assignment, transfer, or endorsement of such Note, as the case may be, shall have been filed with the Administrative Agent. Any request, authority, or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee, or indorsee, as the case may be, of such Note, or of any Note or Notes issued in exchange for such Note.

ARTICLE XV

MISCELLANEOUS TERMS AND CONDITIONS

15.1 Required Support of the Lenders for Amendments and Waivers. Except where this Agreement or any of the other Loan Documents authorizes or permits the Administrative Agent to act alone, and except as otherwise expressly provided in this Section 15.1 of this Agreement, any action to be taken (including the giving of notice) by the Administrative Agent, on behalf of the Lenders, may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document, or any other instrument, document, or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by Tripwire or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Required Lenders; provided, however, that no such consent or amendment that affects the rights, duties, or liabilities of the Administrative Agent shall be effective without the written consent of the Administrative Agent. Notwithstanding the foregoing, no amendment, waiver, or consent shall:

(a) increase or extend the amount of the Loans or the Commitments of any Lender (or otherwise subject any Lender to any additional obligations) without the prior, written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) under this Agreement, or under any other Loan Document, without the prior, written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified in this Agreement on, any Loan or (subject to clause (v) of the penultimate sentence of this Section 15.1 of this Agreement) any fees or other amounts payable under this Agreement or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable under this Agreement without the prior, written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate,” or to waive any obligation of Tripwire to pay interest at the Default Interest Rate;

(d) change Section 12.4 or Section 15.3 in a manner that would alter the pro rata sharing of payments required by those sections of this Agreement without the prior, written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders,” or any other provision of this Agreement specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights under this Agreement or make any determination or grant any consent under this Agreement, without the prior, written consent of each Lender;

(f) release all or substantially all of the value of a Subsidiary Guaranty without the prior, written consent of each Lender;

(g) release all or substantially all of the Collateral, without the prior, written consent of each Lender;

(h) consent to the assignment or transfer by Tripwire of any of its rights and obligations under this Agreement and the other Loan Documents without the prior, written consent of each Lender;

(i) change the conditions precedent specified in Sections 2.1 or 2.2 of this Agreement without the prior, written consent of each Lender; or

(j) change the allowed uses of the proceeds of Loans or the Letters of Credit.

Furthermore (x) no amendment, waiver or consent, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, shall affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit issued or to be issued by the Issuing Bank; (y) no amendment, waiver, or consent, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (z) the Agent Fee Letter may be amended, or rights or privileges under the Agent Fee Letter waived, in a writing executed only by the parties to the Agent Fee Letter. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent under this Agreement, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

15.2 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates hereby is authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, or any such Affiliate to or for the credit or the account of Tripwire against any and all of the obligations of Tripwire now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document, and although such obligations of Tripwire may be contingent or unmatured, or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank, and their respective Affiliates under this Section 15.2 of this Agreement are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Tripwire and the Administrative Agent promptly after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

15.3 Sharing of Payments by the Lenders. If any Lender shall, by exercising any right of setoff, counterclaim, or otherwise, obtain payment (excluding any amounts received by the Issuing Bank to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations in L/C Obligations) in respect of any principal of or interest on any of its Loans or other obligations under this Agreement resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon, or other such obligations, greater than its pro rata share thereof, as provided in this Agreement, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided, however, that:

(y) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(z) the provisions of this Section 15.3 of this Agreement shall not be construed to apply to (i) any payment made by Tripwire pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, or participations in Reimbursement Obligations, to any assignee or participant, other than to Tripwire or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Tripwire consents to the foregoing and agrees, to the extent Tripwire effectively may do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Tripwire rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Tripwire in the amount of such participation.

15.4 No Waivers; Remedies Cumulative. No failure by the Administrative Agent or any Lender to exercise any right, power, or remedy under this Agreement, or any Loan Document, and no delay by the Administrative Agent or any Lender in exercising any right, power, or remedy under this Agreement or any Loan Document, shall operate as a waiver of such right, power, or remedy. No single or partial exercise of any right, power, or remedy of the Administrative Agent or any Lender under this Agreement or any Loan Document shall preclude any other or further exercise of such right, power or remedy, or the exercise of any other right, power, or remedy of the Administrative Agent or any Lender. The exercise of any right, power, or remedy of the Administrative Agent or any Lender shall in no event constitute a cure or waiver of any Default or Event of Default under this Agreement or the Notes, or a waiver of the right of the Administrative Agent or any Lender, or the holder of any of the Notes, to exercise any other right under this Agreement or the Notes, unless in the exercise of such right, all obligations of Tripwire under this Agreement and the Notes are paid in full. The rights and remedies provided in this Agreement and the Loan Documents are cumulative and are not exclusive of any right, power, or remedy provided by applicable Law. Time is of the essence and the provisions of this Agreement and the other Loan Documents shall be enforced strictly.

15.5 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflicts of law principles.

15.6 Submission to Jurisdiction. Tripwire irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in Multnomah County, Oregon, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties to this Agreement irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any of such courts. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable Law. Nothing in this Agreement or in any other Loan Document, shall affect any right that the Administrative Agent, any Lender, or the issuing Bank otherwise may have to bring any action or proceeding relating to this Agreement, or any other Loan Document, against Tripwire or its properties in the courts of any jurisdiction.

15.7 Waiver of Objections to Venue. Tripwire irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that Tripwire now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, or any other Loan Document, in any court referred to in Section 15.6 of this Agreement. Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

15.8 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 15.9 of this Agreement), all notices and other communications provided for in this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier to each party at the addresses designated in Schedule 15.8 to this Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 15.9 of this Agreement shall be effective as provided in such section of this Agreement. Any party to this Agreement may change its address or telecopier number for notices and other communications under this Agreement by notice to the other parties to this Agreement.

15.9 Electronic Communication. Notices and other communications to the Lenders and the Issuing Bank under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender, or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Section 5.16 of this Agreement by electronic communications. The Administrative Agent or Tripwire may, in its discretion, agree in writing to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices and communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business of the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (a) of notification that such notice of communication is available and identifying the website address therefor.

15.10 Costs and Expenses. Tripwire shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges, and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for in this Agreement, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents (including but not limited to, costs associated with filing financing statements, conducting Lien searches, and inspecting the Collateral in accordance with Section 7.3 of this Agreement), or any amendments, modifications, or waivers of the provisions of this Agreement or the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal, or extension of any Letter of Credit, or any demand for payment under any Letter of Credit, and (c) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, or the Issuing Bank (including the reasonable fees, charges, and disbursements of any counsel for the Administrative Agent, any Lender, or the Issuing Bank) in connection with the enforcement or protection of its rights (y) in connection with this Agreement and the other Loan Documents, including its rights under this Section 15.10 of this Agreement or Section 15.11 of this Agreement, or (z) in connection with the Loans made, or Letters of Credit issued, under this Agreement, including all such out-of- pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans or Letters of Credit.

15.11 Indemnification by Tripwire. Tripwire shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and shall hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the reasonable fees, charges, and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee, or asserted against any Indemnitee by any third party or by Tripwire, arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit, or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Tripwire or any of its Subsidiaries, or any Environmental Liability related in any way to Tripwire or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by Tripwire, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnitee, or (z) result from a claim brought by Tripwire against an

Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or under any other Loan Document, if Tripwire has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

15.12 Reimbursement by Lenders. To the extent that Tripwire for any reason fails to indefeasibly pay any amount required under Sections 15.10 or 15.11 of this Agreement to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable reimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.

15.13 Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, neither Tripwire nor any Indemnitee shall assert, and Tripwire and the Lenders, for themselves and for each Indemnitee, hereby waive, any claim against the other on any theory of liability for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. Except for damages arising from its gross negligence or willful misconduct, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

15.14 Payments Set Aside. To the extent any payments in respect of the Obligations (or any proceeds of any Collateral, including, but not limited to, the proceeds received by the Lenders as a result of any enforcement proceeding or setoff) or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any Law or equitable cause, then, to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the Administrative Agent’s and the Lenders’ rights, powers, and remedies under this Agreement and the Loan Documents shall continue in full force and effect, as if such payment had not been made, or such enforcement proceeding or setoff had not occurred. In such event, each Loan Document automatically shall be reinstated and Tripwire shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

15.15 Survival of Certain Agreements. The agreements set forth in Sections 15.10 through 15.14 of this Agreement shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, and the repayment, satisfaction, or discharge of all of the Obligations.

15.16 Survival of Covenants. Unless otherwise stated in this Agreement, all covenants, agreements, representations, and warranties made in this Agreement, in the other Loan Documents, or in any documents or other papers delivered by or on behalf of Tripwire pursuant to this Agreement shall be deemed to have been relied upon by the Administrative Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, shall survive the making by the Lenders of the Loans as contemplated in this Agreement, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid. All statements contained in any certificate or other writing delivered by or on behalf of Tripwire pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by Tripwire under this Agreement.

15.17 Amendments and Waivers. No term, provision, or condition of this Agreement, the Notes, or any of the other Loan Documents may be amended, waived, discharged, or terminated, except by a written instrument signed by the Required Lenders (or all of the Lenders, under the circumstances specified in the second sentence of Section 15.1 of this Agreement) and, in the case of amendments, by Tripwire.

15.18 Borrower Materials. Tripwire hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and information provided by or on behalf of Tripwire under this Agreement (collectively, “Borrower Materials”) by posting the Borrower Materials on DXSyndicate or another similar electronic system (the “Platform”), and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non public information with respect to Tripwire or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. Tripwire hereby agrees that so long as Tripwire or any of its Subsidiaries is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Tripwire shall be deemed to have authorized the Administrative Agent, the Issuing Bank, and the Lenders to treat such Borrower Materials as not containing any material non public information (although it may be sensitive and proprietary) with respect to Tripwire, or its (or its Subsidiaries’) securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.26 of this Agreement; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding the foregoing, Tripwire shall be under no obligation to mark any Borrower Materials “PUBLIC.”

15.19 Representations Regarding the Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OR ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Tripwire, any Lender, the Issuing Bank, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract, or otherwise) arising out of Tripwire’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Tripwire, any Lender, the Issuing Bank, or any other Person for indirect, special, incidental, consequential, or punitive damages (as opposed to direct or actual damages).

15.20 Change of Notice Information; Maintenance of Updated Contact Information. Each of Tripwire, the Administrative Agent, and the Issuing Bank may change its address, telecopier, or telephone number for notices and other communications under this Agreement by notice to the other parties to this Agreement. Each other Lender may change its address, telecopier, or telephone number for notices, and other communications under this Agreement by notice to Tripwire, the Administrative Agent, and the Issuing Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, telecopier number, and electronic mail address to which notices and other communications may be sent, and (b) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender at all times to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non public information with respect to Tripwire or its securities for purposes of United States Federal or state securities laws.

15.21 Reliance on Notices from Tripwire. The Administrative Agent, the Issuing Bank, and the Lenders shall be entitled to rely and act upon any notices given, or purportedly given, by or on behalf of Tripwire even if (a) such notices were not made in a manner specified in this Agreement, were incomplete, or were not preceded or followed by any other form of notice specified in this Agreement, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Tripwire shall indemnify the Administrative Agent, the Issuing Bank, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice given, or purportedly given, by or on behalf of Tripwire, unless such reliance constituted gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties to this Agreement hereby consents to such recording.

15.22 Counterparts. This Agreement may be executed in counterparts (and by different parties thereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 2.1 of this Agreement, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties to this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.23 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.23 OF THIS AGREEMENT.

15.24 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Tripwire may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (a) to an assignee in accordance with the provisions of Section 13.1 of this Agreement, (b) by way of participation in accordance with the provisions of Section 13.3 of this Agreement, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.5 of this Agreement (and any other attempted assignment or transfer by any party hereto shall be null and void.) Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.3 of this Agreement, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

15.25 Confidentiality. Each of the Administrative Agent, the Lenders, and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors, and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 15.25 of this Agreement, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Tripwire and its obligations, (g) with the consent of Tripwire, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 15.25 of this Agreement, or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank, or any of their respective Affiliates on a nonconfidential basis from a source other than Tripwire. For purposes of this Section 15.25 of this Agreement, “Information” means all information received from Tripwire or any of its Subsidiaries, relating to Tripwire or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, or the Issuing Bank on a nonconfidential basis prior to disclosure by Tripwire or any of its Subsidiaries, provided that, in the case of information received from Tripwire or any of its Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 15.25 of this Agreement shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.26 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined), the Issuing Bank, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Tripwire that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Tripwire, which information includes the name and address of Tripwire and other information that will allow such Lender, the Issuing Bank, or the Administrative Agent, as applicable, to identify Tripwire in accordance with the Patriot Act.

15.27 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement (including in connection with any amendment, waiver, or other modification of this Agreement or of any other Loan Document), Tripwire acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s length commercial transactions between Tripwire, on the one hand, and the Administrative Agent, on the other hand, (ii) Tripwire has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) Tripwire is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated by this Agreement and by the other Loan Documents; (b) (i) the Administrative Agent is acting, and has been acting, solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for Tripwire or any other Person, and (ii) the Administrative Agent has no obligation to Tripwire or any other Person with respect to the transactions contemplated by this Agreement, except those obligations expressly set forth in this Agreement and in the other Loan Documents; and (c) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Tripwire and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to Tripwire or any of its Affiliates. Except in the case of willful misconduct or gross negligence of the Administrative Agent, to the fullest extent permitted by law, Tripwire hereby waives and releases any claims that it has or may have against the Administrative Agent with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement.

15.28 Severability. Any provision of this Agreement, the Notes, or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement prohibited or unenforceable in any respect.

15.29 Entire Agreement. This Agreement and the Loan Documents set forth and constitute the entire agreement between and among the parties to this Agreement with respect to the Loans, Letters of Credit, and the security for the Obligations. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Agreement and in the Loan Documents, has been made between or among the Administrative Agent, the Lenders, the Issuing Bank, and Tripwire with respect to the Loans, the Letters of Credit, and the security for the Obligations.

15.30 Interpretation. This Agreement is a negotiated agreement. In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Agreement.

15.31 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect the meaning or construction of any provision of this Agreement.

15.32 Construction. In the event of any conflict between the terms, conditions, and provisions of this Agreement and those of any other document referred to in this Agreement, the terms, conditions, and provisions of this Agreement shall control.

15.33 Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY THE LENDERS, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS THAT ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY A TRIPWIRE’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

U.S. BANK NATIONAL ASSOCIATION,		TRIPWIRE, INC.
as Administrative Agent and as a Lender

By	/S/ Brianne M. Bennett	By	/S/ Kelly E. Lang
	Brianne M. Bennett		Kelly E. Lang
	Assistant Vice President		Chief Financial Officer

SCHEDULE 3.1

Commitments of the Lenders

	Commitment	Applicable Percentage

U.S. Bank National Association	$25,000,000	100.000000000000

Total Commitments	$25,000,000	100.000000000000

SCHEDULE 8.9

Existing Subsidiaries

Tripwire Japan Kabushiki Kaisha, a Japanese corporation

SCHEDULE 8.11

Litigation Matters

None

SCHEDULE 11.3(h)

Guarantees

None

SCHEDULE 11.4(b)

Liens

Ohio sales tax lien in an amount less than $11,000

SCHEDULE 13.1

Assignment and Assumption Agreement

This Assignment and Assumption Agreement is dated as of the Effective Date set forth below and is entered into by and between the Lender identified in item 1 below (“Assignor”) and the Eligible Assignee identified in item 2 below (“Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of Assignor under the respective facilities identified below (including without limitation any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action, and any other right of Assignor (in its capacity as a Lender) against any Person, whether know or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto, or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims, and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by Assignor to Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and Assumption Agreement, without representation or warranty by Assignor.

1.	Assignor:

2.	Assignee:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:

4.	Administrative Agent:	U.S. Bank National Association, as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement dated as of October 21, 2010, among Tripwire, the Lenders parties thereto, and U.S. Bank National Association, as Administrative Agent

6.	Assigned Interests:

ASSIGNOR[S]	ASSIGNEE[S]	FACILITY ASSIGNED	AGGREGATE AMOUNT OF COMMITMENT/ LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/ LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/ LOANS	CUSIP NUMBER

			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	To be completed if Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.]

[signature page follows]

Effective Date:                     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption Agreement are hereby agreed to:

[NAME OF ASSIGNOR]

By
Title:

[NAME OF ASSIGNEE]

By
Title:

Consented to and Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

Consented to:

TRIPWIRE, INC.

By
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance, or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Tripwire, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Tripwire, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 13.1 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.14 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender , attached to the Assignment and Assumption Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, Assignor, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which the by terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments or principal, interest, fees, and other amounts) to Assignor for amounts that have accrued to but excluding the Effective Date and to Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the law of the state of Oregon.

SCHEDULE 15.8

Addresses for Notices

TRIPWIRE:	Tripwire, Inc.
Suite 1500
101 S.W. Main Street
Portland, Oregon 97204
	Attention:	Robert McCarthy
Vice President Finance
	Telephone:	(503) 276-7544
	Telecopier:	(503) 276-7644

U.S. BANK (as the Administrative Agent, a Lender, and the Issuing Bank):	U.S. Bank National Association
Oregon Commercial Banking Division Suite 400
111 S.W. Fifth Avenue
Portland, Oregon 97204
	Attention:	Ms. Brianne M. Bennett
Assistant Vice President
	Telephone:	(503) 275-5386
	Telecopier:	(503) 275-5795